Execution Copy

AGREEMENT AND PLAN OF REORGANIZATION

by and among

TRUSTMARK CORPORATION

and

REPUBLIC BANCSHARES OF TEXAS, INC.

Dated as of April 13, 2006

(STOCK/CASH TRANSACTION)

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(continued)

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(continued)

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			Page
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	Section 11.2.	Shareholder Approval	39
	Section 11.3.	Registration of Trustmark Common Stock	40
	Section 11.4.	Listing of Trustmark Common Stock	40
XII.	MISCELLANEOUS		40
	Section 12.1.	Definitions	40
	Section 12.2.	Non-Survival of Representations and Warranties	40
	Section 12.3.	Amendments	40
	Section 12.4.	Expenses	41
	Section 12.5.	Notices	41
	Section 12.6.	Controlling Law	42
	Section 12.7.	Headings	42
	Section 12.8.	Modifications or Waiver	42
	Section 12.9.	Severability	42
	Section 12.10.	Assignment	42
	Section 12.11.	Consolidation of Agreements	42
	Section 12.12.	Counterparts	42
	Section 12.13.	Binding on Successors	43
	Section 12.14.	Gender	43
	Section 12.15.	Disclosures	43

	Exhibit A	Company Merger Agreement

	Exhibit B	Bank Merger Agreement

	Exhibit C	Affiliate Agreement

	Exhibit D	Bryan Amendment to Employment Agreement

	Exhibit E	McWhorter Amendment to Employment Agreement

	Exhibit F	Bryan Employment Agreement

	Exhibit G	Trustmark Peer Group

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AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of April 13, 2006 is by and among Trustmark Corporation, a Mississippi corporation (“Trustmark”) and Republic Bancshares of Texas, Inc., Houston, Texas, a Texas corporation (“Republic”).

WHEREAS, Republic desires to affiliate with Trustmark and Trustmark desires to affiliate with Republic in the manner provided in this Agreement; and

WHEREAS, the Boards of Directors of Trustmark and Republic believe that the acquisition of Republic by Trustmark in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

WHEREAS, the respective Boards of Directors of Trustmark and Republic have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as set forth below.

INTRODUCTION

A.    This Agreement provides for the merger of Republic with and into Trustmark with Trustmark as the survivor (the “Merger”), all pursuant to the terms and conditions set forth in this Agreement. In connection with the Merger, Trustmark will acquire all of the issued and outstanding shares of (i) common stock, $1.00 par value, of Republic (“Republic Common Stock”) and (ii) Series A Preferred Stock, $1.00 par value, of Republic (“Republic Series A Stock”) (collectively, the Republic Common Stock and the Republic Series A Stock are sometimes referred to herein as the “Republic Stock”) for an aggregate consideration as set forth in this Agreement.

B.     This Agreement also provides for the merger of Republic’s wholly-owned Delaware Subsidiary, RBT Holdings, Inc. (“Republic-Delaware”), with and into Republic prior to consummation of the Merger.

C.     It is contemplated that immediately following consummation of the Merger, Republic National Bank (“Republic Bank”), a national banking association and wholly owned Subsidiary of Republic, will be merged (the “Bank Merger”) with and into Trustmark National Bank, a wholly-owned Subsidiary of Trustmark, with Trustmark National Bank as the surviving entity.

I.     THE MERGERS

Section 1.1.   Mergers.  Upon the terms and subject to the conditions set forth in this Agreement and the Company Merger Agreement in the form attached hereto as Exhibit A, at the Effective Time (as defined in Section 7.2 of this Agreement), Republic shall be merged with and into Trustmark (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) under the Articles of Incorporation of Trustmark and pursuant to the provisions of, and with the effect provided in Sections 79-4-11.01 et seq. of the Mississippi Code of 1972, as amended.

Immediately following the Merger and pursuant to this Agreement and the Bank Merger Agreement in the form attached hereto as Exhibit B, Republic Bank shall be merged with and into Trustmark National Bank under the Articles of Association of Trustmark National Bank. As a result of and as part of the Bank Merger, on the Effective Date (as defined in Exhibit B) of the Bank Merger each of the issued and outstanding shares of Republic Bank common stock shall be cancelled and retired and shall cease to exist. As a consequence of the Bank Merger, all assets of Republic Bank, as they exist on the Effective Date, shall pass to and vest in Trustmark National Bank without any conveyance or transfer, and Trustmark National Bank shall be responsible for all liabilities of every kind and description of Republic Bank as of the Effective Date.

Section 1.2.   Articles of Incorporation, Bylaws and Facilities of Continuing Corporation.  At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Trustmark as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Trustmark as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Trustmark as of the Effective Time. The established offices and facilities of Republic immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. The Board of Directors of the Continuing Corporation shall be the Board of Directors of Trustmark at the Effective Time, each of whom shall serve until duly elected and qualified. The executive officers of the Continuing Corporation shall be the executive officers of Trustmark at the Effective Time. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of Republic and Trustmark and their respective shareholders, Boards of Directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to Republic and Trustmark, respectively, as of the Effective Time.

Section 1.3.   Effect of Merger.  At the Effective Time, the corporate existence of Republic and Trustmark shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of Republic and Trustmark. All rights, franchises and interests of Republic and Trustmark, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of the Merger without any deed or other transfer. Continuing Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Republic and Trustmark, respectively, as of the Effective Time. At the Effective Time, the directors and officers of Trustmark shall become the directors and officers of Continuing Corporation.

Section 1.4.   Liabilities of Continuing Corporation.  At the Effective Time of the Merger, Continuing Corporation shall be liable for all liabilities of Republic and Trustmark. All deposits, debts, liabilities, obligations and contracts of Republic and of Trustmark, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Republic or Trustmark, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Republic or Trustmark shall be preserved unimpaired subsequent to the Merger.

Section 1.5.   Merger Consideration.  As a result of and as part of the Merger and subject to the adjustments and limitations provided for in Sections 1.8 through 1.15 of this Agreement, shares of Republic Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.7 of this Agreement), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive cash or shares of common stock, no par value, of Trustmark (“Trustmark Common Stock”) or combination of both (the “Merger Consideration”), on the basis described herein.

Section 1.6.   Republic Stock Options.  Republic shall take all actions necessary to accelerate vesting of all the outstanding Republic Stock options outstanding on the date of this Agreement (which options are listed in Schedule 2.2); provided, however, no Republic Stock options that were not vested as of February 28, 2006, may become vested until ten (10) days prior to the Effective Time. Holders of vested stock options who exercise them at least three (3) days prior to the Effective Time shall be entitled to payment of the Merger Consideration in accordance with this Article I. Trustmark shall not assume, or provide any Merger Consideration for, a stock option that remains unexercised within three (3) days of the Effective Time, or for any Republic Stock acquired by exercising a stock option after three (3) days prior to the Effective Time.

Section 1.7.   Dissenting Shares.  Each share of Republic Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the Texas Business Corporation Act (“TBCA”), is referred to herein as a “Dissenting Share.” Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 1.5 of this Agreement and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBCA unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under Article 5.12 of the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

Section 1.8.   Election Procedures and Exchange of Shares.  At least thirty (30) days prior to the date of the Republic shareholders meeting to approve the Merger (the “Meeting Date”), Republic shall deliver to Trustmark a list of Republic’s shareholders which shall include each shareholder’s name, address and the number of shares of Republic Stock owned. Subject to the provisions of Sections 1.5, 1.6, and 1.9 through 1.15 hereof, each holder of shares of Republic Stock as of the date thirty (30) days prior to the Meeting Date (the “Record Date”) and the option holders listed in Schedule 2.2 shall be given the opportunity to elect, in accordance with the procedures set forth in Section 1.10 hereof (the “Election”), to convert their shares of Republic Stock into either:

(a)     cash in an amount equal to $44.00 per share for all of the shares of Republic Stock owned by such holder of record as of the Record Date (the “Available Cash Election”); or

(b)    shares of Trustmark Common Stock in an amount equal to the Exchange Ratio times the number of shares of Republic Stock owned by such holder of record as of the Record Date (the “Share Election”). The Exchange Ratio shall be equal to 1.3968; or

(c)   a combination of cash and Trustmark Common Stock for all of the shares of Republic Stock owned by such holder of record as of the Record Date (the “Combination Election”) in the proportions and with respect to the shares of Republic Stock specified by such holder. In the event a Republic shareholder makes a Combination Election, the amount of cash to be received for each share of Republic Stock converted into cash shall be computed in accordance with Section 1.8(a) and the amount of Trustmark Common Stock to be received for shares of Republic Stock converted in Trustmark Common Stock shall be computed in accordance with Section 1.8(b).

The elections made by the option holders shall only be binding on those option holders (i) if the Merger is approved by the Republic shareholders and (ii) the option holder exercises the option for the shares of Republic Stock at least three (3) days prior to the Effective Time as provided in Section 1.6.

Section 1.9.   Limitation on Elections.  If, based on the Elections, the total cash payable to holders of Republic Stock (including cash payable in lieu of fractional shares and cash payable to dissenters to the Merger) would be greater than forty-nine percent (49%) of the total value of the Merger Consideration, or the total Trustmark Common Stock issued to holders of Republic Stock would be greater than fifty-one percent (51%) of the total value of the Merger Consideration, Trustmark shall have the right to proportionally adjust the cash and Trustmark Common Stock to be issued to holders of Republic Stock so that the total cash payable to holders of Republic Stock (including cash payable in lieu of fractional shares and cash payable to dissenters to the Merger) shall be equal to forty-nine percent (49%) of the Merger Consideration and the total Trustmark Common Stock to be issued shall be equal to fifty-one percent (51%) of the Merger Consideration or 3,400,000 shares. For purposes of the calculation contained herein, all dissenting shareholders shall be deemed to have received cash in an amount equal to the amount of the Available Cash Election for such shares.

Section 1.10.         Form of Election.  Forms for making the Election (the “Forms of Election”), shall be mailed to the option holders and holders of Republic Stock as of the Record Date as part of the proxy statement (the “Proxy Statement”) for the special shareholders' meeting of Republic called to consider the Merger. The Forms of Election must be properly completed and returned to Republic on or before the Meeting Date in accordance with the instructions applicable thereto. Any option holder or holder of shares of Republic Stock who does not return a properly executed Form of Election on or before the Meeting Date shall be deemed to have made a Share Election. If the Merger is approved, Republic shall furnish Trustmark with the original Forms of Election as soon as is practicable following the shareholders' meeting of Republic.

Section 1.11.      Change in Election; Revocation.  Any option holder or holder of Republic Stock may, at any time, change an Election by submitting a revised, subsequently dated Form of Election on or before the Meeting Date.

Section 1.12.      Distribution of Trustmark Common Stock and Cash.

(a)    Promptly following the Effective Time of the Merger, Trustmark shall send to holders of Republic Stock of record as of the Closing Date transmittal materials for use in exchanging their shares of Republic Stock for the Merger Consideration. Trustmark shall thereafter promptly pay the Merger Consideration to holders of Republic Stock who have properly submitted transmittal materials and surrendered their share certificates to Trustmark. Unless and until the share certificates are properly surrendered, a former holder of Republic Stock shall not be entitled to receive the cash and/or share certificates to which such holder is entitled or any dividends payable with respect to such shares. Upon the proper surrender of such Republic Stock, the former Republic shareholder shall be issued the Trustmark shares and/or shall be paid the cash and dividends (without interest) to which such shareholder is entitled.

(b)    Former shareholders of Republic who have made a Share Election or Combination Election shall be entitled to vote after the Effective Time at any meeting of Trustmark’s shareholders the number of shares of Trustmark Common Stock into which their shares are converted, after such shareholders of Republic have surrendered their certificates in exchange therefor.

(c)    After the Effective Time, the stock transfer ledger of Republic shall be closed and there shall be no transfers on the stock transfer books of Republic of the shares of Republic Stock which were outstanding immediately prior to such time. If, after the Effective Time, certificates are presented to Trustmark, they shall be promptly exchanged as provided in this Section 1.12.

(d)    If any certificate representing shares of Trustmark Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Trustmark) for transfer, and that the person requesting such exchange shall pay to Trustmark in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Trustmark Common Stock in any name other than that of the registered holder of the certificate surrendered, or required for any other reason, or shall establish to the satisfaction of Trustmark that such tax has been paid or not payable.

(e)    Neither Trustmark, Republic, or any other person shall be liable to any former holder of shares of Republic Stock for any Trustmark Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 1.13.     Fractional Shares.  No fractional shares of Trustmark Common Stock shall be issued upon the surrender for exchange of certificates representing shares of Republic Stock. In lieu of any such fractional share, each holder of shares of Republic Stock who would otherwise be entitled to a fractional share of Trustmark Common Stock will be paid cash upon the proper surrender of all the stock certificates representing shares of Republic Stock held by such holder in the amount equal to the product of such fraction multiplied by $31.50.

Section 1.14.      Calculations and Adjustments.

(a)    If, between the date of this Agreement and the Effective Time, shares of Trustmark Common Stock shall be changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split, or stock dividend with a record date within said period, the number of shares of Trustmark Common Stock to be issued and delivered upon the consummation of the Merger as provided in this Agreement shall be appropriately and proportionately adjusted so that the number of such shares that will be issued and delivered as a result of the Merger will equal the number of shares of Trustmark Common Stock that holders of shares of Republic Stock would have received had the record date for such reclassification, recapitalization, stock split, or stock dividend been immediately following the Effective Time.

(b)    If, between the date of this Agreement and the Effective Time, the number of shares of Republic Stock issued shall be increased due to the purchase of shares by Republic’s employee stock purchase plan, the Exchange Ratio, the Available Cash Election share price, the Merger Consideration to be delivered pursuant to this Agreement, and any other relevant provision of this Agreement shall be adjusted to reflect all of the issued and outstanding shares of Republic Stock at the Effective Time.

Section 1.15.     Lost or Destroyed Certificates.  Any person whose certificates representing shares of Republic Stock shall have been lost or destroyed may nevertheless obtain the shares of Trustmark Common Stock and/or cash to which such holder of Republic Stock is entitled as a result of the Merger if such holder provides Trustmark with a statement certifying such loss or destruction and an indemnity satisfactory to Trustmark sufficient to indemnify Trustmark against any loss or expense that may occur as a result of such lost or destroyed certificate being thereafter presented to Trustmark for exchange.

Section 1.16.     Ratification by Shareholders.  This Agreement shall be submitted to the shareholders of Republic in accordance with applicable provisions of law and the respective Articles of Incorporation and Bylaws of Republic. Republic and Trustmark shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the Office of the Comptroller of the Currency (“OCC”).

Section 1.17.     Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

II.    REPRESENTATIONS AND WARRANTIES OF REPUBLIC

Republic, for itself and on behalf of its Subsidiaries, Republic-Delaware and Republic Bank, makes the following representations and warranties, each of which is being relied on by Trustmark, which representations and warranties shall, individually and in the aggregate, be true and correct in all respects on the date of this Agreement and on the Closing Date (except that all representations and warranties made as of a specific date shall be true and correct as of such date). For the purposes of this Agreement, except in Section 2.1 and where the context otherwise requires, any reference to Republic in this Article II shall be deemed to include Republic and its Subsidiaries, and any reference to material, materiality, or Material Adverse Effect, or a similar standard shall refer to the financial condition, operations, or other aspects of Republic taken as a whole and its Subsidiaries individually.

Prior to the date of this Agreement, Republic has delivered to Trustmark a number of Schedules setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, or as an exception to one or more representations or warranties or covenants contained herein; provided, that the mere inclusion of an item in a Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission by either party that such item was required to be disclosed therein. Republic agrees that, two (2) days prior to Closing, it shall provide Trustmark with supplemental Schedules reflecting any changes in the information which has occurred in the period from the date of delivery of such Schedules to the date two (2) days prior to Closing.

2.1    Organization.

(a)    Republic is a Texas corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Republic-Delaware is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware. Republic Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each of Republic, Republic-Delaware and Republic Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 12.1(b) of this Agreement) on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the “Condition”) of Republic.

(b)    Republic and Republic-Delaware are registered bank holding companies under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Republic Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC and the Federal Deposit Insurance Corporation (“FDIC”). True and complete copies of the Articles of Incorporation and Bylaws of Republic and Republic-Delaware and the Articles of Association and Bylaws of Republic Bank, each as amended to date, have been delivered or made available to Trustmark.

(c)    Other than as set forth in Schedule 2.1(c), Republic (i) does not have any Subsidiaries or Affiliates, (ii) is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Republic.

(d)    The deposit accounts of Republic Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owning as of the date hereof required in connection therewith have been paid by Republic Bank.

Section 2.2.    Capitalization.  The authorized capital stock of Republic consists of 20,000,000 shares of Republic Common Stock, of which 3,657,381 are issued and outstanding, and 500,000 shares of Republic Series A Stock, $1.00 par value, of which 346,133 are issued and outstanding. The authorized capital stock of Republic-Delaware consists of 3,000 shares of Republic-Delaware common stock, $.01 par value, 1,000 shares of which are issued and outstanding and owned by Republic. The authorized capital stock of Republic Bank consists of 5,000,000 shares of Republic Bank common stock, $1.00 par value, 1,922,000 of which are issued and outstanding and owned by Republic-Delaware. All of the issued and outstanding shares of Republic Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. Schedule 2.2 sets forth for each Republic Stock option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Republic Common Stock subject to each option, and the number of shares of Republic Common Stock that are currently exercisable and the exercise price per share. Upon exercise the outstanding Republic Stock options as of the date of this Agreement shall represent 769,100 shares of Republic Common Stock. Other than as set forth in Schedule 2.2, there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Republic to issue any authorized and unissued Republic Stock nor does Republic have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Republic Stock.

Section 2.3.    Approvals; Authority.

(a)    Republic has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Republic has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions.

(b)    The Board of Directors of Republic has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of Republic as required by law, and, other than shareholder approval, no further corporate proceedings of Republic are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Republic and is a duly authorized, valid, legally binding agreement of Republic enforceable against Republic in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 2.4.    Investments.  Republic has furnished to Trustmark a complete list, as of December 31, 2005, of all securities, including municipal bonds, owned by Republic (the “Securities Portfolio”). Except as set forth in Schedule 2.4, all such securities are owned by Republic (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 2.4 also discloses any entities in which the ownership interest of Republic equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 2.5.    Financial Statements.

(a)    Republic has furnished or made available to Trustmark true and complete copies of its audited financial statements as of December 31, 2005, 2004 and 2003, its call reports as of and for the year ended December 31, 2005, and its unaudited financial statements for the quarter ended March 31, 2006. The audited financial statements, call reports, and unaudited financial statements referred to in this Section 2.5 are collectively referred to in this Agreement as the “Republic Financial Statements.”

(b)    Each of the Republic Financial Statements fairly present the financial position of Republic and the results of its operations at the dates and for the periods indicated in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis.

(c)    As of the dates of the Republic Financial Statements referred to above, Republic did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Republic Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Trustmark. Since December 31, 2005, there have been no material changes in the financial condition, assets, liabilities or business of Republic, other than changes made in the ordinary course of business, which individually or in the aggregate have not had a Material Adverse Effect on the Condition of Republic.

Section 2.6.    Loan Portfolio.  (a) All evidences of indebtedness reflected as assets in the Republic Financial Statements as of and for the period ended December 31, 2005, were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (b) the allowance for loan losses shown on the Republic Financial Statements as of and for the period ended December 31, 2005, was, and the allowance for loan losses to be shown on the Republic Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of Republic, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Republic and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (c) the allowance for loan losses described in clause (b) above has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that Republic makes no representation or warranty as to the sufficiency of collateral securing or the collectibility of such loans.

Section 2.7.    Certain Loans and Related Matters.

(a)    Except as set forth in Schedule 2.7(a), Republic is not a party to any written or oral:  (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Republic, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Republic, or any 10% or more shareholder of Republic, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Republic including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Republic and which violation could have a Material Adverse Effect on the Condition of Republic.

(b)    Schedule 2.7(b) contains the “watch list of loans” of Republic (the “Watch List”) as of December 31, 2005. Except as set forth in Schedule 2.7(b), to the knowledge of Republic, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with Republic’s current practices and prudent banking principles.

Section 2.8.    Real Property Owned or Leased.

(a)    Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 2.8(a) contains a true, correct and complete list of all real property owned or leased by Republic (the “Republic Real Property”). True and complete copies of all deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Schedule 2.8(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Trustmark.

(b)    No lease with respect to any Republic Real Property and no deed with respect to any Republic Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Republic Real Property. Each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by Republic or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice, lapse of time, or the happening or occurrence of any other event would constitute a default thereunder.

(c)    To the knowledge of Republic, none of the buildings and structures located on any Republic Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Republic Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Condition of Republic. No condemnation proceeding is pending or, to Republic’s knowledge, threatened, which would preclude or materially impair the use of any Republic Real Property in the manner in which it is currently being used.

(d)    Republic has good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Republic Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings, and (ii) those liens related to real property Taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

(e)    Except as set forth in Schedule 2.8(e), all buildings and other facilities used in the business of Republic are adequately maintained and, to Republic’s knowledge, are free from defects which could materially interfere with the current or future use of such facilities.

Section 2.9.    Personal Property.  Republic has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Republic Personalty”), free and clear of all liens, charges or other encumbrances, except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings, and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Republic Personalty. Subject to ordinary wear and tear, the Republic Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 2.10.         Environmental Laws.  To the knowledge of Republic, Republic and any properties or business owned or operated by Republic, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Republic has not received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and they are not subject to any claim or lien under any Environmental Laws. During the term of ownership by Republic no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Republic, or owned, operated or leased by Republic within the ten years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials. To the knowledge of Republic, (a) no asbestos was used in the construction of any portion of Republic’s facilities, and (b) no real property currently owned by it is, or has been, an industrial site or landfill. Trustmark and its consultants, agents and representatives shall have the right to inspect Republic’s assets for the purpose of conducting asbestos and other environmental surveys, provided that such inspection shall be at the expense of Trustmark and at such time as may be mutually agreed upon between Republic and Trustmark.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), mold, and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

Section 2.11.     Litigation and Other Proceedings.  Except as set forth in Schedule 2.11, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of Republic, threatened before any court or administrative body in any manner against Republic, or any of its properties or capital stock, which might have a Material Adverse Effect on the Condition of Republic or the transactions proposed by this Agreement. Republic does not know of any basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on the Condition of Republic or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Republic is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 2.12.     Taxes.  Republic has filed with the appropriate federal, state and local governmental agencies all Tax Returns and reports required to be filed, and has paid all Taxes and assessments shown or claimed to be due. The Tax Returns as filed were correct in all respects. Republic has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal income Tax. Republic is not a party to any action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any claim for assessment or collection of Taxes been asserted against Republic. Republic has not waived any statute of limitations with respect to any Tax or other assessment or levy, and all such Taxes and other assessments and levies which Republic is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Republic, as required by law.

True and complete copies of the federal income tax returns of Republic as filed with the Internal Revenue Service (“IRS”) for the years ended December 31, 2004, 2003 and 2002 have been delivered or made available to Trustmark.

For purposes of this Agreement, “Tax” or “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code (the “Code”)), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, declaration, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 2.13.      Contracts and Commitments.

(a)    Except as set forth in Schedule 2.13, Republic is not a party to or bound by any of the following (whether written or oral, express or implied):

(i)    employment contract or severance arrangement (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by Republic on less than sixty (60) days’ notice without payment of any amount on account of such termination;

(ii)    bonus, stock option or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 2.20 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 2.19(a);

(iii)   material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv)      contract or commitment for capital expenditures;

(v)    material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days’ from the date of this Agreement;

(vi)   contract or option to purchase or sell any real or personal property made in the ordinary course of business;

(vii)         contract, agreement or letter with respect to the management or operations of Republic imposed by any bank regulatory authority having supervisory jurisdiction over Republic;

(viii)        agreement, contract or indenture related to the borrowing by Republic of money other than those entered into in the ordinary course of business;

(ix)   guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resale agreements, letters of credit and guaranties made in the ordinary course of business;

(x)    agreement with or extension of credit to any executive officer or director of Republic or holder of more than ten percent (10%) of the issued and outstanding Republic Common Stock or Republic Series A Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features;

(xi)   contract or commitment to sell all or substantially all of the assets of Republic or its Subsidiaries; or

(xii)      contracts, other than the foregoing, with annual payments aggregating $25,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by Republic to Trustmark.

(b)    Republic has in all material respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any material indenture, mortgage, contract, lease or other agreement to which Republic is a party or by which Republic is bound or under any provision of its Articles of Incorporation or Bylaws.

Section 2.14.      Insurance.  A true and complete list of all insurance policies owned or held by or on behalf of Republic (other than credit-life policies), including policy numbers, retention levels, insurance carriers, and effective and termination dates, is set forth in Schedule 2.14. Such policies are in full force and effect and contain only standard cancellation or termination clauses. In the judgment of the Board of Directors of Republic, such insurance policies in respect of amounts, types and risks insured are adequate to insure against risks to which Republic and its assets are normally exposed in the operation of its business, subject to customary deductibles and policy limits.

Section 2.15.     No Conflict With Other Instruments.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of Republic’s Articles of Incorporation or Bylaws, or (b) assuming all required shareholder and regulatory approvals and consents are duly obtained, will not (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Republic or any of its properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Trustmark or Republic to become subject to or liable for the payment of any Tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Republic under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Republic is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of Republic.

Section 2.16.     Compliance with Laws and Regulatory Filings.  Republic is in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to it. Except for approvals by regulatory authorities having jurisdiction over Republic, no prior consent, approval or authorization of, or declaration, filing or registration with, any person or regulatory authority is required of Republic in connection with the execution, delivery and performance by Republic of this Agreement and the transactions contemplated hereby, or the resulting change of control of Republic except for certain instruments necessary to consummate the Merger contemplated hereby. Republic has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board or any other regulatory authority having jurisdiction over Republic and its Subsidiaries, and such reports, registrations and statements are, to the knowledge of Republic, true and correct in all material respects.

Section 2.17.      Absence of Certain Changes.  Except as set forth in Schedule 2.17, since December 31, 2005, Republic has not (a) issued or sold any of its capital stock or corporate debt obligations; (b) declared or set aside or paid any dividend or made any other distribution (whether in cash, stock or property) in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of Republic Stock; (c) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to a lien or encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (d) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the Republic Financial Statements, accruals, accounts and notes payable incurred since December 31, 2005 in the ordinary course of business, and accruals, accounts and notes payable incurred in connection with the transactions contemplated by this Agreement; (e) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (f) other than in accordance with past practices, made any general or individual wage or salary increase (including increases in directors’ or consultants’ fees), paid any bonus, granted or paid any perquisites such as automobile allowances, club memberships or dues or other similar benefits, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or severance or termination pay to any present or former officer or salaried employee, or instituted any employee welfare, retirement or similar plan or arrangement; (g) suffered any physical damage, destruction or casualty loss, whether or not covered by insurance; (h) made any or acquiesced with any change in accounting methods, principles and practices except as may be required by GAAP; (i) excluding loan commitments made and certificates of deposit issued, entered into any contract, agreement or commitment which obligates Republic for an amount in excess of $25,000 over the term of any such contract, agreement or commitment; (j) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; or (k) incurred any change or any event involving a prospective change in the Condition of Republic which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of Republic, including, without limitation any change in the administrative or supervisory standing or rating of Republic with any regulatory agency having jurisdiction over Republic, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 2.18.      Employment Relations.  The relations of Republic with its employees are satisfactory, and Republic has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Republic has materially complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workers’ compensation insurance and social security and similar taxes, and no person has asserted that Republic is liable for any arrearages of wages, workers’ compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 2.19.      Employee Benefit Plans.

(a)    Schedule 2.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of Republic that are sponsored or maintained by Republic to which Republic contributes or is obligated to contribute on behalf of employees or former employees of Republic, including without limitation any employee benefit plan within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA, or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan. Except as set forth in Schedule 2.19(a), all employee benefit plans maintained by Republic and its Subsidiaries are in material compliance with the provisions of ERISA and the applicable provisions of the Code.

(b)    No employee benefit plans of Republic or its ERISA Affiliates (as defined below) (the “Republic Plans”) are subject to Title IV of ERISA or are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of Republic or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of Republic, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(c)    To the knowledge of Republic and its Subsidiaries, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that could result in liability to Republic and its Subsidiaries. Republic’s 401(k) Plan has been determined to be “qualified” within the meaning of Section 401(a) of the Code and neither Republic or its Subsidiaries knows of any fact which would adversely affect the qualified status of such plan. Republic has provided Trustmark with copies of the most recent determination letters issued by the IRS with respect to such plans.

(d)    There does not now exist, nor, to the best knowledge Republic, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of Republic now or following the Closing. “Controlled Group Liability” means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations; (ii) with respect to any Republic Plan any other material liability under Title I of ERISA or Chapter 43 or 68 of the Code, and (iii) material unfunded liabilities under any non-qualified deferred compensation plan for the benefit of any employee or former employee of Republic.

(e)    “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Section 2.20.   Deferred Compensation Arrangements.  Schedule 2.20 contains a list of all deferred compensation arrangements of Republic, if any, including the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized.

Section 2.21.   Brokers, Finders and Financial Advisors.  Except for the persons and fees set forth in Schedule 2.21, neither Republic nor any of its officers, directors or employees have employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

Section 2.22.   Trust Preferred Securities.

(a)    Republic has issued and presently outstanding $8,248,000 of Floating Junior Subordinated Debentures due 2033 issued by Republic Bancshares Capital Trust I (“Trust I”) pursuant to an Indenture dated as of December 19, 2002 between Republic and Wilmington Trust Company, as Trustee (the “Trustee”). Trust I has issued and outstanding $8,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of December 19, 2002 among Republic, the Trustee, and the administrators named therein.

(b)    All representations and warranties made by Republic in the documents related to the issuance of the trust preferred securities were true in all material respects when made.

Section 2.23.      Derivative Contracts.  Republic is not a party to nor has it agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Republic Financial Statements which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”).

Section 2.24.      Deposits.  To the knowledge of Republic, none of the deposits of Republic is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 2.25.     Accounting Controls.  Republic has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Republic; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Republic or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (c) access to the material properties and assets of Republic is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Republic; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 2.26.    Community Reinvestment Act.  Republic is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (“CRA”) and all regulations promulgated thereunder, and Republic has supplied Trustmark with copies of Republic’s current CRA Statement, all support papers therefor, all letters and written comments received by Republic since January 1, 2002 pertaining thereto and any responses by Republic to such comments. Republic has a rating of “satisfactory” as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Republic under the CRA.

Section 2.27.     Intellectual Property Rights.  Schedule 2.27 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Republic or any Subsidiary or used under license by them in the conduct of their business (the “Intellectual Property”). Republic and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Other than as set forth in Schedule 2.27, neither Republic nor any Subsidiary is, to their knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Republic or any Subsidiary, to their knowledge, used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use. No Intellectual Property will be adversely affected as a result of the Merger.

Section 2.28.     Bank Secrecy Act; USA PATRIOT Act.  Other than as set forth in Schedule 2.28, Republic has neither had nor suspected any incidents of fraud or defalcation during the last two years. Republic is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, Republic is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act, and all applicable Financial Crimes Enforcement Network (FinCEN) requirements and all other related laws.

Section 2.29.      Fairness Opinion.  Prior to the execution of this Agreement, Republic has received an opinion from Keefe, Bruyette & Woods, Inc., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Republic pursuant to this Agreement is fair to such shareholders from a financial point of view, and such opinion will be updated as of the date of the Proxy Statement (as defined in Section 5.2 hereof). Such opinion has not been amended or rescinded.

Section 2.30.      Shareholders’ List.  Republic has provided or made available to Trustmark as of a date within ten (10) days of the date of this Agreement a list of the holders of shares of Republic Stock containing the names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing.

Section 2.31.     Vote Required.  The affirmative vote of the holders of two thirds of the outstanding Republic Common Stock and the Republic Series A Stock is the only vote required of the shareholders of Republic necessary to approve the Merger and the related transactions contemplated thereby. The affirmative vote of Republic, as the sole shareholder of Republic-Delaware, is the only vote of the shareholders of Republic-Delaware necessary to approve the merger of Republic-Delaware into Republic and the related transactions contemplated thereby.

Section 2.32.      Full Disclosure.  This Agreement, the Schedules, and all information provided to Trustmark in writing pursuant to this Agreement does not contain any untrue statements of material fact and Republic has not omitted to disclose to Trustmark any material fact known to Republic concerning the financial condition, properties, or prospects of Republic or its Subsidiaries.

Section 2.33.      Disclosure Documents.  With respect to information supplied or to be supplied by Republic for inclusion in the Proxy Statement and the registration statement to be filed with the Securities and Exchange Commission (“SEC”) by Trustmark for the registration of the shares of Trustmark Common Stock to be issued in connection with the Merger (the “Registration Statement”): (a) the Proxy Statement, at the time of the mailing thereof to shareholders of Republic and at the time of the special meeting of Republic’s shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (b) the Registration Statement, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 2.34.      SEC Deregistration.  On February 2, 2006 Republic filed a Form 15 deregistration statement with the SEC for the deregistration of the Republic Common Stock under Section 12 of the Exchange Act. Pursuant to Rule 12g-4(a), however, Republic’s Exchange Act registration remains effective until May 2, 2006. Republic represents and warrants to Trustmark that it has not received any notice of, nor does it have any knowledge of, the SEC’s rejection of Republic’s Form 15. Furthermore, Republic agrees to immediately notify Trustmark of the receipt of any such notice from the SEC.

III.    REPRESENTATIONS AND WARRANTIES OF TRUSTMARK

Trustmark, for itself and its Subsidiary, Trustmark National Bank, makes the following representations and warranties to Republic, which representations and warranties shall, individually and in the aggregate, be true and correct in all respects upon the date of this Agreement and on the Closing Date (except that all representations and warranties made as of a specific date shall be true and correct as of such date).

Section 3.1.    Organization.  Trustmark is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Trustmark owns 100% of the issued and outstanding capital stock of Trustmark National Bank. Trustmark National Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Trustmark National Bank is an insured bank as defined in the Federal Deposit Insurance Act. Trustmark and Trustmark National Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Condition of Trustmark, considered as a consolidated whole.

Section 3.2.    Capitalization.

The authorized capital stock of Trustmark consists of 250,000,000 shares of Trustmark Common Stock, no par value, of which 55,772,059 are issued and outstanding as of March 13, 2006, and of which 5,677,526 are reserved for issuance upon the exercise of stock options, and 20,000,000 shares of Trustmark preferred stock, no par value, of which none are issued and outstanding as of March 13, 2006. The authorized capital stock of Trustmark National Bank consists of 2,677,955 shares of Trustmark National Bank common stock, $5.00 par value, 2,677,955 of which are issued and outstanding. All of the issued and outstanding shares of Trustmark Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. The shares of Trustmark Common Stock to be issued to Republic shareholders pursuant to the provisions of this Agreement have been duly authorized, will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person. There are no voting trusts, voting agreements or other similar arrangements affecting the Trustmark Common Stock.

Section 3.3.    Approvals; Authority.

(a)    Trustmark has full corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby.

(b)    The Board of Directors of Trustmark has approved this Agreement and the transactions contemplated herein subject to any approval thereof by the shareholders of Trustmark as required by law, and no further corporate proceedings of Trustmark is needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Trustmark and is a duly authorized, valid, legally binding agreement of Trustmark enforceable against Trustmark in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4.    No Conflict With Other Instruments.  The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (a) violate any provision of the respective Articles of Incorporation or Bylaws of Trustmark, or (b) assuming all required shareholder and regulatory consents and approvals are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Trustmark or any of its properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Trustmark to become subject to or liable for the payment of any Tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Trustmark under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Trustmark is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of Trustmark.

Section 3.5.    Financial Statements.

(a)    Trustmark has furnished or made available to Republic true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2005 (“Annual Report”), as filed with the SEC, which contains Trustmark’s audited balance sheets as of December 31, 2005 and 2004, and the related statements of income and statements of changes in shareholders equity and cash flow for the years ended December 31, 2005, 2004 and 2003. The financial statements referred to above included in the Annual Report are referred to herein as the “Trustmark Financial Statements.”

(b)    The Trustmark Financial Statements fairly present the financial position and results of operation of Trustmark at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c)    Since December 31, 2005, Trustmark has not had any obligations or liabilities, fixed or contingent, which are material and are not fully shown or provided for in the Trustmark Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Republic. Since December 31, 2005, there have been no material changes in the financial condition, assets, liabilities or business of Trustmark, other than changes in the ordinary course of business, which individually or in the aggregate have not had a Material Adverse Effect on the Condition of Trustmark.

Section 3.6.   Securities and Exchange Commission Reporting Obligations.  Trustmark has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, each of such reports and statements (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC, and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.7.   Trustmark Employee Benefit Plans.  The employee benefits plans and welfare benefit plans (referred to collectively herein as the “Trustmark Plans”) in effect at Trustmark and its Subsidiaries have all been operated in all material respects in compliance with ERISA, since ERISA became applicable with respect thereto. None of the Trustmark Plans nor any of their respective related trusts have been terminated (except the termination of any Trustmark Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Trustmark), and there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Trustmark Plans nor their respective related trusts have incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Trustmark Plans are the only employee benefit plans covering employees of Trustmark and its Subsidiaries. Trustmark and its Subsidiaries will not have any material liabilities with respect to employee benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Trustmark Plans, and as of the date hereof the actuarial present value of Trustmark Plan assets of each Trustmark Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

Section 3.8.   Regulatory Approvals.  Trustmark has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement without unnecessary delay.

Section 3.9.   Taxes.  Trustmark and its Subsidiaries have filed with the appropriate federal, state and local governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments shown to be due and payable thereon. At the time of filing, all such Tax Returns were correct in all material respects. Neither Trustmark nor any of its Subsidiaries have executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal income Tax. Neither Trustmark nor any Subsidiary is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Trustmark or any Subsidiary. All Taxes which Trustmark or any Subsidiary is or was required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Trustmark or any Subsidiary, as required by applicable law.

Section 3.10.    Insurance.  Trustmark currently maintains insurance in amounts reasonably necessary for its operations. In the judgment of the Board of Directors of Trustmark, such insurance policies in respect of amounts, types and risks insured are adequate to insure against risks to which Trustmark and its assets are normally exposed in the operation of its business, subject to customary deductibles and policy limits. Trustmark has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Trustmark.

Section 3.11.     Laws and Regulatory Filings.  Trustmark and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them, except where such noncompliance would not result in a Material Adverse Effect on Trustmark. Except for approvals by regulatory authorities having supervisory jurisdiction over Trustmark and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Trustmark and its Subsidiaries in connection with the execution, delivery and performance by Trustmark of this Agreement and the transactions contemplated hereby. Trustmark and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OCC, or any other regulatory authority having supervisory jurisdiction over Trustmark and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Trustmark and its Subsidiaries, true and correct in all material respects.

Section 3.12.     Community Reinvestment Act.  Trustmark National Bank is in material compliance with the CRA and all regulations promulgated thereunder. Trustmark National Bank has a rating of “satisfactory” as of its most recent CRA compliance examination and, knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Trustmark National Bank under the CRA.

Section 3.13.    Litigation and Other Proceedings.  There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Trustmark, threatened before any court or administrative body in any manner against Trustmark, or any of its properties or capital stock, which might have a Material Adverse Effect on the Condition of Trustmark or the transactions proposed by this Agreement. Trustmark knows of no basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on the Condition of Trustmark or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Trustmark is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.14.     Brokers and Finders.  Other than as set forth on Schedule 3.14, neither Trustmark nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement.

Section 3.15.     Sarbanes-Oxley Act Compliance.  Trustmark and its Subsidiaries and any of the officers and directors of Trustmark, in their capacities as such, are in compliance, in all material respects, with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder by the SEC and NASDAQ.

Section 3.16.     Absence of Certain Changes.  Since December 31, 2005, (a) Trustmark and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prudent banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Trustmark.

IV.    COVENANTS OF REPUBLIC

Republic covenants and agrees with Trustmark as follows:

Section 4.1.   Shareholder Approval and Best Efforts.  Republic will, as soon as practicable following acceptance of Trustmark’s regulatory applications for processing, but in no event prior to May 3, 2006, take all steps under applicable law to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Board of Directors of Republic will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, unless otherwise required by their fiduciary duties under applicable law, and Republic will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. If the transaction is approved by such shareholders, Republic will take all reasonable action to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Trustmark reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 4.2.   Activities of Republic Pending Closing.

(a)    From the date hereof to and including the Closing Date, as long as this Agreement remains in effect Republic shall (i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles; (ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships; and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Republic or Trustmark to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b)    From the date hereof to and including the Closing Date, except as required by law or regulation, as long as this Agreement remains in effect or unless Trustmark otherwise consents in writing (which consent shall not be unreasonably withheld), Republic shall not:

(i)     make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $1,000,000 (except (A) pursuant to commitments made prior to the date of this Agreement, (B) loans fully secured by a certificate of deposit at Republic, and (C) renewals, extensions and consolidations of any loans other than those loans listed in Schedule 2.7); provided, however, that in the event that Republic desires to make or renew any such loan in excess of $1,000,000, Republic shall so advise Trustmark in writing. Trustmark shall notify Republic in writing within three (3) business days of receipt of such notice whether Trustmark consents to such loan or extension of credit, provided that if Trustmark fails to notify Republic with such time frame, Trustmark shall be deemed to have consented to such loan or extension of credit;

(ii)    issue or sell or obligate itself to issue or sell any shares of its capital stock (other than issuances for the Republic Employee Stock Purchase Plan purchases but only in such amounts accrued or withheld as of the date of this Agreement) or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, or declare or pay any dividend in respect of its capital stock;

(iii)   open or close any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of Trustmark with respect to basic policies relating to branching, site location and relocation;

(iv)   enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 2.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

(v)    grant any severance or termination pay (other than pursuant to Republic’s policies in effect on the date hereof) to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Republic, either individually or as part of a class of similarly situated persons (other than as required or contemplated by this Agreement);

(vi)   cause or allow any of the things listed in Section 2.17 to occur (except with respect to Section 2.17(g), Republic shall use its best efforts to not cause or allow any of the things listed therein to occur);

(vii)      sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(viii)     foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Trustmark of a Phase I environmental review thereof;

(ix)    increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Republic’s past practices;

(x)    establish any new Subsidiary;

(xi)   voluntarily make any material change in the interest rate risk profile of Republic from that as of December 31, 2005;

(xii)      materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses, and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement;

(xiii)     amend or change any provision of Republic’s Articles of Incorporation or Bylaws;

(xiv)     make any capital expenditure which would exceed an aggregate of $50,000;

(xv)      excluding deposits, certificates of deposit, FHLB advances and borrowings consistent with past practices, undertake any additional borrowings in excess of ninety (90) days; or

(xvi)     modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with past practice.

Section 4.3.   Access to Properties and Records.  To the extent permitted by applicable law, Republic shall (a) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Trustmark full access to the properties, books and records of Republic in order that Trustmark may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Republic, and (b)  furnish Trustmark with such additional financial and operating data and other information as to the business and properties of Republic as Trustmark shall, from time to time, request. As soon as practicable after they become available, Republic will deliver or make available to Trustmark all call reports filed by Republic with the appropriate federal regulatory authority after the date of this Agreement. All financial statements shall be prepared in accordance with GAAP applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Trustmark will return to Republic all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 4.4.   Information for Regulatory Applications and SEC Filings.  To the extent permitted by law, Republic will furnish Trustmark with all information concerning Republic required for inclusion in any application, filing, registration statement or document to be made or filed by Trustmark or Republic with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. Republic represents and warrants that all information so furnished for such applications and filings shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Republic agrees at any time, upon the request of Trustmark, to furnish to Trustmark a written letter or statement confirming the accuracy of the information with respect to Republic contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to Republic contained in such document or draft was furnished by Republic expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Republic expressly for use therein.

Section 4.5.   Standstill Provision.  So long as this Agreement is in effect, neither Republic nor any of its Subsidiaries shall, and Republic agrees and will use its best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, take any action to solicit, initiate, or encourage the making of any Acquisition Proposal (as hereinafter defined); nor will they enter into any negotiations concerning, furnish any nonpublic information relating to Republic in connection with, or agree to any Acquisition Proposal; except where the Board of Directors of Republic determines, based on the written advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the legal or fiduciary obligations of the Board of Directors to Republic’s shareholders. Republic agrees to notify Trustmark promptly of any Acquisition Proposal received and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction.

Section 4.6.   Affiliate Agreement.  No later than the fifteenth (15th) day following the date of execution of this Agreement, Republic shall deliver to Trustmark, after consultation with legal counsel, a list of names and addresses of those persons who are then “affiliates” of Republic with respect to the Merger within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) which Trustmark identifies (by written notice to Republic within three business days after receipt of such list) as possibly being a person who may be deemed to be an “affiliate” of Republic within the meaning of Rule 144. Notwithstanding the foregoing, C. P. Bryan, Gerald W. Bodzy, Donn C. Fullenweider, James C. Hassell, Wayne C. Owen, and R. John McWhorter shall be deemed “affiliates” within the meaning of Rule 144. Republic shall cause each “affiliate” to deliver, to Trustmark, not later than the thirtieth (30th) day following the date of execution of this Agreement, an agreement dated as of the date of delivery thereof in the form of Exhibit C attached hereto.

Section 4.7.   Trust Preferred Issue.  As soon as practicable following the execution of this Agreement, Republic shall notify the Trustee with respect to its issue of trust preferred securities of the execution of this Agreement and shall obtain from the Trustee confirmation that (a) no Default or Event of Default (as those terms are defined in the Indenture and related Guarantee Agreement) exists or is continuing; (b) no Default or Event of Default will occur as a result of the execution, delivery and performance by Republic of its obligations under the terms of this Agreement; and (c) Republic has not elected to commence an Extended Interest Payment Period as that term is defined in the Indenture.

Section 4.8.   Merger of Republic-Delaware into Republic.  Prior to the Closing Date, Republic shall have undertaken all approvals, filings, and other steps necessary to cause the merger of Republic-Delaware with and into Republic.

Section 4.9.   Bank Merger.  Prior to the Effective Time, Republic shall cause Republic Bank to cooperate with Trustmark and Trustmark National Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger immediately following the Effective Time.

Section 4.10.     Amendments to Employment Agreements.  Within fifteen (15) days after the date of this Agreement, Republic shall have taken all actions necessary to approve and execute the Amendments to Employment Agreements of C. P. Bryan and R. John McWhorter in the Form attached hereto as Exhibits D and E respectively, and to deliver executed copies of such Amendments to Trustmark.

Section 4.11.     Employee Benefit Plans.  Republic shall execute and deliver such instruments and take such other actions as Trustmark may reasonably require in order to cause the amendment or termination of any of its employee benefit plans on terms satisfactory to Trustmark and in accordance with applicable law and effective as of the Closing Date.

Section 4.12.     Change in Control Payments.  On or before the Effective Time, Republic shall (a) pay C. P. Bryan the Republic Change in Control payments as defined in Section 7 of Exhibit F attached hereto, and (b) make the payments required by R. John McWhorter’s Employment Agreement with Republic, as amended.

V.    COVENANTS OF TRUSTMARK

Trustmark covenants and agrees with Republic as follows:

Section 5.1.   Regulatory Filings and Best Efforts.  Trustmark will take all reasonable action to aid and assist in the consummation of the Merger and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2.   Registration Statement.  Within thirty (30) days after the execution of this Agreement, Trustmark will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act and any other applicable documents, relating to the shares of Trustmark Common Stock to be delivered to the shareholders of Republic pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. Republic and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to Republic and the Republic shareholders meeting. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to Republic’s shareholders and at the time of the Republic shareholders’ meeting held to approve the Merger, the Proxy Statement included as part of the Registration Statement (the “Proxy Statement”), as amended or supplemented by any amendment or supplement filed by Trustmark will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Proxy Statement made in reliance upon and in conformity with information furnished by Republic for use in the Registration Statement or the Proxy Statement.

Section 5.3.   Employee Benefit Plans.  Trustmark agrees that the employees of Republic who continue their employment after the Closing Date (the “Republic Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Trustmark on the Closing Date, in accordance with the respective terms of such plans and programs, and Trustmark shall take all actions necessary or appropriate to facilitate coverage of the Republic Employees in such plans and programs from and after the Closing Date, subject to the following:

(a)    Each Republic Employee will be entitled to credit for prior service with Republic for all purposes under the employee benefit plans and other employee benefit plans and programs (other than stock option plans), sponsored by Trustmark to the extent Republic sponsored a similar type of plan in which the Republic Employees participated immediately prior to the Closing Date. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Republic Employee and their eligible dependents. For purposes of determining Republic Employees benefit for the calendar year in which the Merger occurs under Trustmark’s vacation program, any vacation taken by the Republic Employees immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Trustmark vacation benefit available to such Republic Employees for such calendar year. Trustmark further agrees to credit the Republic Employees and their eligible dependents for the year during which coverage under Trustmark’s group health plan begins, with any deductibles already incurred during such year, under Republic’s group health plan.

(b)    The Republic Employees shall be entitled to credit for past service with Republic for the purpose of satisfying any eligibility or vesting periods applicable to Trustmark’s employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Trustmark’s 401(k) Profit Sharing Plan).

(c)    Republic shall be entitled to accrue on its balance sheet for employee bonuses for performance in the 2006 calendar year in which the Merger occurs. The amount accrued shall be consistent with Republic’s past practices and in the normal course of business. The accrued bonuses shall be payable in accordance with Trustmark’s incentive compensation plan to eligible employees on March 15, 2007, provided the eligible employee is employed by Trustmark on March 1, 2007.

Section 5.4.   Regulatory Approvals.  Trustmark will file all necessary regulatory documents, notices and applications not later than the 30th day after the execution of this Agreement and will provide Republic with a copy of the non-confidential portions of notices, applications, statements or correspondence submitted to or received from regulatory authorities in connection with the Merger.

Section 5.5.   NASDAQ Listing.  Trustmark will file all documents required to have the shares of Trustmark Common Stock to be issued pursuant to the Agreement included for quotation on NASDAQ and use its best efforts to effect said listing.

Section 5.6.   Rule 144 Compliance.  For a period of not less than two (2) years after the date hereof (or such shorter period of time as may be applicable for affiliates of Republic within the meaning of Rule 144 to sell shares of Trustmark Common Stock in accordance with Rule 145 of the Securities Act), Trustmark shall use its best efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

Section 5.7.   Indemnification; Insurance.

(a)    For a period of four (4) years from and after the Effective Time, Trustmark (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Republic determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation whether civil or criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent to which such Indemnified Parties were entitled under Republic’s Articles of Association, Bylaws and applicable laws.

(b)    Any Indemnified Party wishing to claim indemnification under this section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.

(c)    Trustmark shall use its commercially reasonable efforts to maintain its existing policy of directors and officers liability insurance (or comparable coverage) for a period of not less than four (4) years after the Effective Time; which policy shall be amended, however, to include the directors and officers of Republic currently covered under the policy held by Republic, and which shall be a “claims made” policy providing coverage for (among other things) acts or omissions occurring prior to the Effective Time.

Section 5.8.   Supplemental Indenture.  Trustmark agrees that at or prior to the Effective Time it will enter into a supplemental indenture to the Indenture dated December 19, 2002, assuming the obligations and performance of the covenants of Republic under the Indenture.

Section 5.9.   Trustmark National Bank Director.  Trustmark agrees that at or prior to the Effective Time it will elect C. P. Bryan to the Board of Directors of Trustmark National Bank, such election to be effective as of the Effective Time.

VI.    MUTUAL COVENANTS OF TRUSTMARK
AND REPUBLIC

Section 6.1.   Notification; Updated Disclosure Schedules.  Republic shall give prompt notice to Trustmark, and Trustmark shall give prompt notice to Republic, of (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, as a result of any change in a Schedule, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.2.   Confidentiality.  Neither Trustmark nor Republic will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 8.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (b) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party, (c) was independently acquired or developed without violating any obligations of this Agreement, or (d) is required to be disclosed under applicable law or legal process, provided, however, the nondisclosing party must give prompt notice to the disclosing party of the requirement and cooperate with the disclosing party in any effort to oppose such disclosure requirement.

Section 6.3.   Publicity.  Except as otherwise required by applicable law or in connection with the regulatory application process, as long as this Agreement is in effect, neither Trustmark nor Republic shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

VII.    CLOSING

Section 7.1.   Closing.  Subject to the other provisions of this Article VII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

(a)    the receipt of Republic shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(b)    if the transactions contemplated by this Agreement are being contested in any legal proceeding and Trustmark or Republic, pursuant to Section 11.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Trustmark and Republic, to the consummation of the transactions contemplated herein, or such prior date as each of Trustmark and Republic shall elect whether or not such proceeding has been brought to a conclusion.

A meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

The Closing shall take place at the offices of Trustmark in Jackson, Mississippi, or at such other place to which the parties hereto may mutually agree.

Section 7.2.   Effective Time.  Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of Republic and the regulatory approvals of the Federal Reserve Board, FDIC, OCC and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificates approving the Merger to be issued by the Mississippi Secretary of State and the Texas Secretary of State (“Effective Time”).

VIII.    TERMINATION

Section 8.1.   Termination.

(a)    This Agreement may be terminated by action of the Board of Directors of Trustmark or Republic at any time prior to the Effective Time if:

(i)     any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii)    any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii)   the Merger shall not have become effective on or before the one hundred and fiftieth day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Trustmark and Republic; provided, however, that the right to terminate under this Section 8.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date.

(b)    This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Republic if (i) Trustmark shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Trustmark contained herein shall be inaccurate in any material respect, or (ii) if the conditions set forth in Article X have not been met or waived by Republic. In the event the Board of Directors of Republic desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in (i) above, such Board of Directors must notify Trustmark in writing of its intent to terminate stating the reason therefor. Trustmark shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Republic (which approval shall not be unreasonably withheld).

(c)    This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Trustmark if (i) Republic shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Republic contained herein shall be inaccurate in any material respect, (ii) if the conditions set forth in Article IX have not been met or waived by Trustmark, or (iii) the Board of Directors of Trustmark reasonably concludes, after consulting with counsel, that Trustmark will be unable to obtain any regulatory approval required in order to consummate the Merger or any such approval is accompanied by terms or conditions which materially and adversely impact the financial consequences of the Merger to Trustmark. In the event the Board of Directors of Trustmark desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in (i) above, the Board of Directors must notify Republic in writing of its intent to terminate stating the cause therefor. Republic shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Trustmark (which approval shall not be unreasonably withheld).

(d)    This Agreement may be terminated at any time prior to the Closing with the mutual written consent of Trustmark and Republic and the approval of such action by their respective Boards of Directors.

(e)    This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Republic, if prior to the Effective Time, Republic shall have received a bona fide Acquisition Proposal (as defined in Section 8.3(c)) and Republic’s Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the advice of independent legal counsel and as to financial matters on the written advice of Keefe, Bruyette & Woods, Inc. or an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal (as defined in Section 8.3(d)), and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (e) shall not be deemed effective until payment of the Termination Fee required by Section 8.3.

(f)     This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Trustmark if Republic’s Board of Directors shall have (i) resolved to accept an Acquisition Proposal, or (ii) withdrawn or modified, in any manner that is adverse to Trustmark, its recommendation or approval of this Agreement or the Merger or recommended to Republic shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

(g)    This Agreement may be terminated by Republic during the three-day period following the Determination Date if:

(i)     the Average Closing Price of Trustmark Common Stock shall be less than $25.988 per share; and

(ii)    (A) the number obtained by dividing the Average Closing Price of Trustmark Common Stock by $31.50 shall be less than (B) the number obtained by dividing the Average Closing Price of the Trustmark peer group (the “Peer Group”) by the April 12, 2006 closing price of the Peer Group set forth on Exhibit G hereto and subtracting 0.15 from such quotient, subject to the following provisions of this Section 8.1(g). If Republic elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice of such election to Trustmark. During the three (3) day period (the “Decision Period”) commencing with its actual receipt of such notice, Trustmark may elect to pay, as additional Merger Consideration to each holder of Republic Stock making a Share Election, additional shares of Trustmark Common Stock and/or cash in an amount per share of Republic Stock equal to the difference between the Average Closing Price of Trustmark Common Stock and $25.988 per share (the “Gross Up Amount”). The Gross Up Amount shall be paid (1) in shares of Trustmark Common Stock valued for this purpose at the Average Closing Price of Trustmark Common Stock on the Determination Date, or (2) cash, as determined in the sole discretion of Trustmark (the “Gross Up Determination”). Notwithstanding any other provisions of this Agreement, Trustmark will have the option to change the percentages of cash and Trustmark Common Stock payable in the Gross Up Determination from those set forth in Section 1.9, provided that in no event may less than forty-five percent (45%) of the Merger Consideration be payable in shares of Trustmark Common Stock (including any shares issued as Gross Up Amount). All payments of Gross Up Amounts, if any, shall be made as payments of additional Merger Consideration as provided in accordance with Sections 1.5, and 1.12 through 1.15.

If Trustmark makes the Gross Up Determination within the Decision Period, it shall give prompt written notice to Republic of such Gross Up Determination and the Gross Up Amount, whereupon Republic shall have no right to terminate the Agreement pursuant to this Section 8.1(g) and this Agreement shall remain in full force and effect in accordance with its terms.

If, during the period between the date of this Agreement and the Determination Date, shares of Trustmark Common Stock shall be changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split, or stock dividend with a record date within said period, the initial price of $31.50 per share of Trustmark Common Stock shall be appropriately adjusted to account for such change for the purposes of this Section 8.1(g).

“Average Closing Price” shall mean the average closing bid/asked market price (computed on the basis of the last trade of the day) of Trustmark Common Stock and the common stock of the Peer Group as reported on the New York Stock Exchange (“NYSE”) or NASDAQ, as the case may be, for the five (5) consecutive Trading Days preceding the three (3) Trading Days prior to the Determination Date. For purposes of this Agreement the term “Trading Day” means any day on which the NYSE and NASDAQ are open for trading. For the purposes of this Agreement the term “Determination Date” shall mean ten (10) days prior to the Effective Time.

(h)    This Agreement may be terminated at any time prior to Closing by either Trustmark or Republic, if the shareholders of Republic fail to approve the Merger at the special meeting of shareholders called for such purpose (or any adjournment thereof).

Section 8.2.   Effect of Termination.  In the event of termination of this Agreement by either Trustmark or Republic as provided in Section 8.1 or the abandonment of the Merger without breach by any party hereto, this Agreement (other than Sections 6.2 and 12.4) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 8.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 8.3.   Termination Fee.  To compensate Trustmark for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Trustmark, Republic and Trustmark agree as follows:

(a)    Provided that Trustmark shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by Republic specifying in reasonable detail the basis of such alleged breach), Republic shall pay to Trustmark the sum of $7 million (the “Termination Fee”) if this Agreement is terminated (i) by Republic under the provisions of Section 8.1(e), (ii) by either Trustmark or Republic if at the time of any failure by the shareholders of Republic to approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to Republic and, within twelve months of the termination of this Agreement, Republic enters into a definitive agreement with any third party with respect to any such Acquisition Proposal, or (iii) by Trustmark under the provisions of Section 8.1(f). The payment of the Termination Fee shall be Trustmark’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 8.3(a).

(b)    Any payment required by paragraph (a) of this Section 8.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if such Termination Fee payment is required pursuant to clause (ii) of Section 8.3(a), then such payment shall become payable within two (2) business days after the execution and delivery by Republic of such definitive agreement.

(c)    For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for Republic Stock regarding any of the following (other than the transactions contemplated by this Agreement): (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving the sale, lease, exchange, mortgage, pledge, transfer, or other disposition of, all or substantially all of the assets or equity securities or deposits of, Republic or any Subsidiary, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for all or substantially all of the outstanding shares of the capital stock of Republic or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(d)    For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of Republic determines in its good faith judgment to be more favorable to Republic’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of Republic’s independent financial advisor that the value of the consideration to Republic’s shareholders provided for in such proposal exceeds the value of the consideration to Republic’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Republic (taking into account, in good faith, the written advice of Republic’s independent financial advisor), is reasonably capable of being obtained by such third person.

IX.    CONDITIONS TO OBLIGATIONS OF TRUSTMARK

The obligations of Trustmark under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Trustmark in its sole discretion:

Section 9.1.   Compliance with Representations and Covenants.  The representations and warranties made by Republic in this Agreement must have been true in all material respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Republic shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied with prior to or at the Closing. Trustmark shall have been furnished with a certificate, executed by an appropriate representative of Republic and dated as of the Closing Date, to the foregoing effect.

Section 9.2.   Absence of Material Adverse Effect.  There shall have been no change after the date hereof in the assets, properties, business or financial condition of Republic which have, or which may be foreseen to have a Material Adverse Effect on the Condition of Republic or the transactions contemplated hereby; provided, however, that a Material Adverse Effect shall not include a change with respect to, or effect on, Republic resulting (a) from a change in law, rule, regulation or GAAP, (b) as a result of entering into this Agreement or complying with this Agreement, or (c) from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Republic more adversely than other similarly situated financial institutions.

Section 9.3.   Legal Opinion.  Trustmark shall have received an opinion of Bracewell & Giuliani, LLP, counsel to Republic, dated as of the Closing Date, addressed to Trustmark and in form and substance satisfactory to counsel for Trustmark.

Section 9.4.   C. P. Bryan Employment Agreement.  Prior to the Closing Date, C. P. Bryan, Trustmark and Trustmark National Bank shall have entered into the Employment Agreement in the form attached hereto as Exhibit F.

Section 9.5.   Tax Opinion.  Trustmark shall have received an opinion of Brunini, Grantham, Grower & Hewes, PLLC to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Republic, Trustmark and others.

X.    CONDITIONS TO OBLIGATIONS OF REPUBLIC

The obligations of Republic under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Republic in its sole discretion:

Section 10.1.     Compliance with Representations and Covenants.  The representations and warranties made by Trustmark in this Agreement must have been true in all materials respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Trustmark shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Trustmark prior to or at the Closing. Republic shall be furnished with a certificate, executed by appropriate representatives of Trustmark and dated as of the Closing Date, to the foregoing effect.

Section 10.2.     Absence of Material Adverse Effect.  There shall have been no change after the date hereof in the assets, properties, business or financial condition of Trustmark which has, or which may be foreseen to have a Material Adverse Effect on the Condition of Trustmark considered as a consolidated whole or the transactions contemplated hereby; provided, however, that for purposes of this Section 10.2, a Material Adverse Effect will not include a change with respect to, or effect on, Trustmark resulting (a) from a change in law, rule, regulation or GAAP, (b) as a result of entering into this Agreement or complying with this Agreement, or (c) from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Trustmark more adversely than other similarly situated financial institutions.

Section 10.3.     Legal Opinion.  Republic shall have received an opinion of Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark, dated as of the Closing Date, addressed to Republic and in form and substance satisfactory to counsel for Republic.

Section 10.4.     Opinion of Financial Advisor.  Republic shall have received a written opinion from a financial advisor dated as of the date of the Proxy Statement furnished to shareholders of Republic in connection with the vote on the Merger that the Merger Consideration is fair to the Republic shareholders from a financial point of view, and that opinion shall not have been withdrawn or materially modified prior to Closing.

Section 10.5.     Tax Opinion.  Republic shall have received an opinion of Bracewell & Giuliani, LLP to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Republic, Trustmark and others.

XI.    CONDITIONS TO RESPECTIVE OBLIGATIONS OF TRUSTMARK,
AND REPUBLIC

The respective obligations of Trustmark and Republic under this Agreement are subject to the satisfaction of the following conditions which may be waived by Trustmark and Republic, respectively, in their sole discretion:

Section 11.1.         Government Approvals.  Trustmark shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board and any other regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any restrictions on the operations of Trustmark or the Continuing Corporation which are unacceptable to Trustmark, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Trustmark or Republic may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

Section 11.2.    Shareholder Approval.  The holders of Republic Common Stock and the holders of Republic Series A Stock, voting as separate classes, shall each have approved this Agreement and the transactions contemplated by this Agreement.

Section 11.3.        Registration of Trustmark Common Stock.  The Registration Statement covering the Trustmark Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no claim, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the Trustmark Common Stock to be issued in the Merger shall have been received.

Section 11.4.        Listing of Trustmark Common Stock.  The shares of Trustmark Common Stock to be delivered to the shareholders of Republic pursuant to this Agreement shall have been authorized for listing on NASDAQ.

XII.    MISCELLANEOUS

Section 12.1.         Definitions.  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a)    “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified.

(b)    “Material,” “materially,” or “Material Adverse Effect,” when used in reference to Republic or its Subsidiaries shall be understood to mean a breach of any representation, warranty, or covenant contained in this Agreement which, separately or in the aggregate with any other such breach, does or could result in a cost, loss, detriment, or obligation in excess of $4,000,000 on a pre-tax basis. Provided, however, with reference to the representations, warranties, and covenants of Trustmark and its Subsidiaries contained in this Agreement, material, materially, or Material Adverse Effect shall have the meaning normally accorded to such terms considering the relative importance of such representation, warranty, or covenant in the context of an organization of the type and size of Trustmark.

(c)    “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% of the issued and outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest.

Section 12.2.     Non-Survival of Representations and Warranties.  The representations, warranties, covenants and agreements of Trustmark and Republic contained in this Agreement shall terminate at the Closing.

Section 12.3.     Amendments.  This Agreement may be amended only by a written instrument signed by Trustmark and Republic at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Republic pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 12.4.    Expenses.  Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. Except as disclosed herein, Trustmark and Republic represent and warrant to each other that neither of them, nor any of their agents, employees or representatives, has incurred any liability for any commissions or brokerage fees in connection with this transaction.

Section 12.5.    Notices.  Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Trustmark:

Trustmark Corporation
248 E. Capitol Street, Suite 310
Jackson, Mississippi 39201

Attention:	Richard G. Hickson

With a copy to:

Brunini, Grantham, Grower & Hewes, PLLC
248 E. Capitol Street, Suite 1400
Jackson, Mississippi 39201

Attention:	Granville Tate, Jr.

If to Republic:

Republic Bancshares of Texas, Inc.
4200 Westheimer, Suite 101
Houston, Texas 77027

Attention:	C. P. Bryan

With a copy to:

Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002-2770

Attention:	William T. Luedke IV

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered on the date set forth on the courier’s delivery receipt and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

Section 12.6.    Controlling Law.  All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States of America.

Section 12.7.    Headings.  The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 12.8.   Modifications or Waiver.  No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Section 12.9.        Severability.  Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 12.10.      Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 12.11.  Consolidation of Agreements.  All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

Section 12.12.  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 12.13.  Binding on Successors.  Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 12.14.  Gender.  Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

Section 12.15.  Disclosures.  Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TRUSTMARK CORPORATION

/s/ Richard G. Hickson
Richard G. Hickson, Chairman and Chief Executive Officer

ATTEST:

/s/ T. Harris Collier, III
T. Harris Collier, III, Secretary

REPUBLIC BANCSHARES OF TEXAS, INC.

/s/ C. P. Bryan
C. P. Bryan, Chief Executive Officer

ATTEST:

/s/ R. John McWhorter
R. John McWhorter, Secretary

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

to

Agreement and Plan of Reorganization

COMPANY MERGER AGREEMENT BETWEEN
REPUBLIC BANCSHARES OF TEXAS, INC., A TEXAS CORPORATION,
AND TRUSTMARK CORPORATION, A MISSISSIPPI CORPORATION

This Company Merger Agreement (the "Company Merger Agreement") is made and entered into as of the 13th day of April, 2006, between Republic Bancshares of Texas, Inc., a Texas corporation (“Republic”) and Trustmark Corporation, a Mississippi corporation (“Trustmark”).

Republic and Trustmark have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Agreement “) (terms not defined herein shall have the meaning set forth in the Agreement) setting forth certain representations, warranties, covenants and conditions relating to the Merger.

Pursuant to the Texas Business Corporations Act (the “TBCA”) and the Mississippi Business Corporations Act (the “MBCA”) (the TBCA and MBCA are hereinafter sometimes collectively referred to as the “Acts”), the merger of Republic with and into Trustmark, with Trustmark as the surviving corporation shall be effected as follows:

A.    Effective Time. The merger shall become effective (the “Effective Time”) immediately upon filing of Articles of Merger with the Secretary of State of the States of Mississippi and Texas in accordance with the Acts.

B.    Surviving Corporation. Republic shall be merged (the "Merger") with and into Trustmark. Trustmark shall be the surviving corporation pursuant to the provisions of, and with the effects provided in, the Acts.

C.    Terms and Conditions of the Merger. The Merger shall be consummated in accordance with the following terms and conditions:

1.     Merger Consideration. As a result of and as part of the Merger and subject to the adjustments and limitations provided for in Sections 2 through 12 of this Company Merger Agreement, shares of Republic Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 3 of this Agreement), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive cash or shares of common stock, no par value, of Trustmark (“Trustmark Common Stock”) or a combination of both (the “Merger Consideration”), on the basis described herein.

2.     Republic Stock Options. Republic shall take all actions necessary to accelerate vesting of all the outstanding Republic Stock options outstanding on the date of this Agreement (which options are listed in Schedule 2.2 to the Agreement); provided, however, no Republic Stock options that were not vested as of February 28, 2006, may become vested until ten (10) days prior to the Effective Time. Holders of vested stock options who exercise them at least three (3) days prior to the Effective Time shall be entitled to payment of the Merger Consideration in accordance with this Company Merger Agreement. Trustmark shall not assume, or provide any Merger Consideration for, a stock option that remains unexercised within three (3) days of the Effective Time, or for any Republic Stock acquired by exercising a stock option after three (3) days prior to the Effective Time.

3.     Dissenting Shares. Each share of Republic Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.” Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 1.5 of this Agreement and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBCA unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under Article 5.12 of the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

4.     Election Procedures and Exchange of Shares. At least thirty (30) days prior to the date of the Republic shareholders meeting to approve the Merger (the “Meeting Date”), Republic shall deliver to Trustmark a list of Republic’s shareholders which shall include each shareholder’s name, address and the number of shares of Republic Stock owned. Subject to the provisions of Sections 1, 2, and 5 through 12 hereof, each holder of shares of Republic Stock as of the date thirty (30) days prior to the Meeting Date (the “Record Date”) and the option holders listed in Schedule 2.2 of the Agreement shall be given the opportunity to elect, in accordance with the procedures set forth in Section 6 hereof (the “Election”), to convert their shares of Republic Stock into either:

a.    cash in an amount equal to $44.00 per share for all of the shares of Republic Stock owned by such holder of record as of the Record Date (the “Available Cash Election”); or

b.    shares of Trustmark Common Stock in an amount equal to the Exchange Ratio times the number of shares of Trustmark Common Stock owned by such holder of record as of the Record Date (the “Share Election”). The Exchange Ratio shall be equal to 1.3968; or

c.    a combination of cash and Trustmark Common Stock for all of the shares of Republic Stock owned by such holder of record as of the Record Date (the “Combination Election”) in the proportions and with respect to the shares specified by such holder. In the event a Republic shareholder makes a Combination Election, the amount of cash to be received for each share of Republic Stock converted into cash shall be computed in accordance with Section 4(a) and the amount of Trustmark Common Stock to be received for each share of Republic Stock converted in Trustmark Common Stock shall be computed in accordance with Section 4(b).

The elections made by the option holders shall only be binding on those option holders (i) if the Merger is approved by the Republic shareholders and (ii) the option holder exercises the option for the shares of Republic Stock at least three (3) days prior to the Effective Time as provided in Section 2.

5.     Limitation on Elections. If, based on the Elections, the total cash payable to holders of Republic Stock (including cash payable in lieu of fractional shares and cash payable to dissenters to the Merger) would be greater than forty-nine percent (49%) of the total value of the Merger Consideration, or the total Trustmark Common Stock issued to holders of Republic Stock would be greater than fifty-one percent (51%) of the total value of the Merger Consideration, Trustmark shall have the right to proportionally adjust the cash and Trustmark Common Stock to be issued to holders of Republic Stock so that the total cash payable to holders of Republic Stock (including cash payable in lieu of fractional shares and cash payable to dissenters to the Merger) shall be equal to forty-nine percent (49%) of the Merger Consideration and the total Trustmark Common Stock to be issued shall be equal to fifty-one percent (51%) of the Merger Consideration or 3,400,000 shares. For purposes of the calculation contained herein, all dissenting shareholders shall be deemed to have received cash in an amount equal to the amount of the Available Cash Election for such shares.

6.     Form of Election. Forms for making the Election (the "Forms of Election"), shall be mailed to the option holders and holders of Republic Stock as of the Record Date as part of the proxy statement (the "Proxy Statement") for the special shareholders' meeting of Republic called to consider the Merger. The Forms of Election must be properly completed and returned to Republic on or before the Meeting Date in accordance with the instructions applicable thereto. Any holder of shares of Republic Stock who does not return a properly executed Form of Election on or before the Meeting Date shall be deemed to have made a Share Election. If the Merger is approved, Republic shall furnish Trustmark with the original Forms of Election as soon as is practicable following the shareholders' meeting of Republic.

7.     Change in Election; Revocation. Any holder of Republic Stock may, at any time, change an Election by submitting a revised, subsequently dated Form of Election on or before the Meeting Date.

8.     Distribution of Trustmark Common Stock and Cash.

a.     Promptly following the Effective Time of the Merger, Trustmark shall send to holders of Republic Stock of record as of the Closing Date transmittal materials for use in exchanging their shares of Republic Stock for the Merger Consideration. Trustmark shall thereafter promptly pay the Merger Consideration to holders of Republic Stock who have properly submitted transmittal materials and surrendered their share certificates to Trustmark. Unless and until the share certificates are properly surrendered, a former holder of Republic Stock shall not be entitled to receive the cash and/or share certificates to which such holder is entitled or any dividends payable with respect to such shares. Upon the proper surrender of such Republic Stock, the former Republic shareholder shall be issued the Trustmark shares and/or shall be paid the cash and dividends (without interest) to which such shareholder is entitled.

b.     Former shareholders of Republic who have made a Share Election or Combination Election shall be entitled to vote after the Effective Time at any meeting of Trustmark’s shareholders the number of shares of Trustmark Common Stock into which their shares are converted, after such shareholders of Republic have surrendered their certificates in exchange therefor.

c.     After the Effective Time, the stock transfer ledger of Republic shall be closed and there shall be no transfers on the stock transfer books of Republic of the shares of Republic Stock which were outstanding immediately prior to such time. If, after the Effective Time, certificates are presented to Trustmark, they shall be promptly exchanged as provided in this Section 8.

d.     If any certificate representing shares of Trustmark Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Trustmark) for transfer, and that the person requesting such exchange shall pay to Trustmark in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Trustmark Common Stock in any name other than that of the registered holder of the certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Trustmark that such tax has been paid or not payable.

e.     Neither Trustmark, Republic, or any other person shall be liable to any former holder of shares of Republic Stock for any Trustmark Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

9.     Fractional Shares. No fractional shares of Trustmark Common Stock shall be issued upon the surrender for exchange of certificates representing shares of Republic Stock. In lieu of any such fractional share, each holder of shares of Republic Stock who would otherwise be entitled to a fractional share of Trustmark Common Stock will be paid cash upon the proper surrender of all the stock certificates representing shares of Republic Stock held by such holder in the amount equal to the product of such fraction multiplied by $31.50.

10.    Calculations and Adjustments.

a.     If, between the date of this Company Merger Agreement and the Effective Time, shares of Trustmark Common Stock shall be changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split, or stock dividend with a record date within said period, the number of shares of Trustmark Common Stock to be issued and delivered upon the consummation of the Merger as provided in this Agreement shall be appropriately and proportionately adjusted so that the number of such shares that will be issued and delivered as a result of the Merger will equal the number of shares of Trustmark Common Stock that holders of shares of Republic Stock would have received had the record date for such reclassification, recapitalization, stock split, or stock dividend been immediately following the Effective Time.

b.     If, between the date of this Agreement and the Effective Time, the number of shares of Republic Stock issued shall be increased due to the purchase of shares by Republic’s employee stock purchase plan, the Exchange Ratio, the Available Cash Election share price, the Merger Consideration to be delivered pursuant to this Agreement, and any other relevant provision of this Agreement shall be adjusted to reflect all of the issued and outstanding shares of Republic Stock at the Effective Time.

11.    Lost or Destroyed Certificates. Any person whose certificates representing shares of Republic Stock shall have been lost or destroyed may nevertheless obtain the shares of Trustmark Common Stock and/or cash to which such holder of Republic Stock is entitled as a result of the Merger if such holder provides Trustmark with a statement certifying such loss or destruction and an indemnity satisfactory to Trustmark sufficient to indemnify Trustmark against any loss or expense that may occur as a result of such lost or destroyed certificate being thereafter presented to Trustmark for exchange.

12.    Ratification by Shareholders. This Agreement shall be submitted to the shareholders of Republic in accordance with applicable provisions of law and the respective Articles of Incorporation and Bylaws of Republic. Republic and Trustmark shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System and the OCC.

13.    Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereby adopt this Company Merger Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder. The Republic shareholders receiving cash consideration under this Company Merger Agreement shall be treated for Federal Income Tax purposes as a taxable event to the shareholders of the Republic.

D.     Governance of the Surviving Corporation. The Articles of Incorporation and Bylaws of Trustmark shall be the Articles of Incorporation and Bylaws of the merged corporations following the Effective Time of the Merger, unless and until the same shall be amended in accordance with the provisions thereof and the MBCA.

E.    Board of Directors and Officers. The members of the Board of Directors and the officers of Trustmark shall be the Board of Directors and officers of the merged corporation until their respective successors are elected and qualified.

F.    Stock of Surviving Corporation. The shares of Trustmark Common Stock outstanding immediately prior to the Effective Time of the Merger shall remain outstanding.

G.    Authorized Capital. The authorized capital stock of Trustmark as the surviving corporation following the Effective Time of the Merger shall be 250 million shares of common stock, no par value, and 20 million shares of preferred stock, no par value, unless and until the same shall be changed in accordance with the MBCA.

H.    Termination. Prior to the Effective Time of the Merger, this Company Merger Agreement may be terminated upon termination of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Republic and Trustmark have caused this Company Merger Agreement to be executed, each by its Chief Executive Officer or Chairman of the Board and attested by its President, Secretary, or Assistant Secretary this the 13th day of April, 2006.

REPUBLIC BANCSHARES OF TEXAS, INC.

By:
C. P. Bryan
Chief Executive Officer

Attested:

By:
R. John McWhorter, Secretary

TRUSTMARK CORPORATION

By:
Richard G. Hickson
Chairman and Chief Executive Officer

Attested:

By:
T. Harris Collier, III, Secretary

STATE OF TEXAS
COUNTY OF HARRIS

Personally appeared before me, the undersigned authority in and for the said county and state, on this ______ day of _____________, 2006, within my jurisdiction, the within named C. P. Bryan and R. John McWhorter, who acknowledged that they are Chief Executive Officer and Secretary, respectively, of Republic Bancshares of Texas, Inc., a Texas corporation, and that for and on behalf of the said corporation, and as its act and deed they executed the above and foregoing instrument, after first having been duly authorized by said corporation so to do.

Notary Public

My Commission Expires:

STATE OF MISSISSIPPI
COUNTY OF HINDS

Personally appeared before me, the undersigned authority in and for the said county and state, on this ________ day of ______________, 2006, within my jurisdiction, the within named Richard G. Hickson and T. Harris Collier, III, who acknowledged that they are Chairman and Chief Executive Officer and Secretary, respectively, of Trustmark Corporation, a Mississippi corporation, and that for and on behalf of the said corporation, and as its act and deed they executed the above and foregoing instrument, after first having been duly authorized by said corporation so to do.

Notary Public

My Commission Expires:

EXHIBIT B

to

Agreement and Plan of Reorganization

BANK MERGER AGREEMENT
OF
REPUBLIC NATIONAL BANK, A NATIONAL BANKING ASSOCIATION
WITH AND INTO
TRUSTMARK NATIONAL BANK, A NATIONAL BANKING ASSOCIATION
UNDER THE ARTICLES OF ASSOCIATION OF TRUSTMARK NATIONAL BANK
UNDER THE TITLE OF TRUSTMARK NATIONAL BANK

As of April 13, 2006, Trustmark Corporation and Republic Bancshares of Texas, Inc. entered into an Agreement and Plan of Reorganization (the “Agreement”). This Bank Merger Agreement is made and entered into in furtherance of the Agreement and is between Republic National Bank (hereinafter referred to as “Republic Bank”), a national banking association organized under the laws of the United States, being located in Houston, County of Harris, State of Texas with a capital of $50,360,930 divided into 1,922,000 shares of common stock, each of $1.00 par value, surplus of $26,098,000 and undivided profits, including capital reserves, of $23,454,878 and net unrealized holding losses on available for sale securities of ($1,113,948) as of March 31, 2006, and Trustmark National Bank (hereinafter referred to as “Trustmark Bank”), a national banking association organized under the laws of the United States, being located in Jackson, County of Hinds, State of Mississippi, with a capital of $13,389,775.00 divided into 2,677,955 shares of common stock, each of $5.00 par value, surplus of $361,042,355 and undivided profits, including capital reserves, of $367,623,554 and accumulated other comprehensive losses, net of tax, of ($16,500,493) as of March 31, 2006. Republic Bank and Trustmark Bank are each acting pursuant to a resolution of its board of directors, adopted by a vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of Article 12, Sections 215a and 215a-1 of the United States Code.

Republic Bank and Trustmark Bank hereby adopt this Bank Merger Agreement for the purpose of merging Republic Bank with and into Trustmark Bank.

Section 1.  Republic Bank shall be merged with and into Trustmark Bank under the Charter of Trustmark Bank (the "Bank Merger").

Section 2.  The name of the merged association (hereinafter referred to as the "Association") shall be Trustmark National Bank.

Section 3.  The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office which shall be located at Jackson, Mississippi, and at its legally established branches.

Section 4.  The amount of capital stock of the Association shall be $13,389,775.00 divided into 2,677,955 shares of common stock, each of a $5.00 par value and at the time the Bank Merger shall become effective, the Association shall have a surplus of approximately $361,042,355, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this agreement, adjusted however, for normal earnings and expenses between March 31, 2006, and the effective time of the Bank Merger.

Section 5.  All assets of each of the merging banks, as they exist at the effective time of the Bank Merger shall pass to and vest in the Association without any conveyance or other transfer; and the Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the merging banks existing as of the effective time of the Bank Merger.

As its contribution to the capital structure of the Association, Republic Bank shall contribute to the Association acceptable assets having a book value, over and above its liability to its creditors, of at least $50,360,930, and having an estimated fair value, over and above its liability to its creditors, of at least $50,360,930, adjusted, however, for normal earnings and expenses between March 31, 2006, and the effective time of the Bank Merger, and for allowance of cash payments, if any, permitted under this agreement.

As its contribution to the capital structure of the Association, Trustmark Bank shall contribute acceptable assets having a book value, over and above its liability of its creditors, of at least $725,555,191 and having an estimated fair value, over and above its liability to is creditors, of at least $725,555,191, adjusted, however, for normal earnings and expenses between March 31, 2006, and the effective time of the Bank Merger, and for allowance of cash payments, if any, permitted under this agreement.

Section 6.  At the effective time of the Bank Merger, Trustmark Corporation shall retain its present rights in and to each of the 2,677,955 issued and outstanding shares of common stock, $5.00 par value of Trustmark Bank, which are owned by Trustmark and each of the 1,922,000 issued and outstanding shares of Republic Bank common stock, $1.00 par value, shall be canceled and retired.

Section 7.  Republic Bank shall not declare any other cash or other dividends prior to closing. From the date hereof until the effective time of the Bank Merger, Trustmark Bank shall be entitled to declare and pay such dividends as may, from time to time, be declared by the Board of Directors of Trustmark Bank.

Section 8.  The present Board of Directors of Trustmark Bank shall continue to serve as the Board of Directors of the Association until the next annual meeting of shareholders or until such time as their successors have been elected and have qualified. Effective as of the time the Bank Merger shall become effective, C. P. Bryan, the current Chief Executive Officer and President of Republic Bancshares of Texas, Inc., will be elected to the Board of Directors of Trustmark Bank by its sole shareholder, Trustmark Corporation.

Section 9.  Effective as of the time the Bank Merger shall become effective as specified in the Bank Merger approval to be issued by the Comptroller of the Currency, the Articles of Association of the merged bank shall read in their entirety as follows:

FIRST.  The title of this Association shall be "Trustmark National Bank."

SECOND.  The main office of the Association shall be in Jackson, County of Hinds, State of Mississippi. The general business of the Association shall be conducted at its main office and its branches.

THIRD.  The Board of Directors of this Association shall consist of not less than five nor more than twenty-five members, the exact number of Directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each Director shall own common or preferred stock of the Association or of a company which has control over the Association within the meaning of 12 U.S.C. § 1841 ("The Bank Holding Company Act"), with an aggregate par, fair market or equity value of not less than $1,000, as of either (i) the date of purchase, (ii) the date the person became a director, or (iii) the date of that person's most recent election to the Board of Directors, whichever is more recent. Any combination of common or preferred stock of the Association or holding company may be used. Unless otherwise provided by the laws of the United States, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled through appointment by a majority of the remaining Directors then in office, and any director so appointed shall hold his place until the next election, and until his successor shall have been elected and qualified.

FOURTH.  The annual meeting of the shareholders for the election of Directors and the transaction of whatever other business may be brought before said meeting shall be held at the main office or such other place as the Board of Directors may designate, on the day of each year specified therefor in the Bylaws, but if no election is held on that day, it may be held on any subsequent day according to the provisions of law; and all elections shall be held according to such lawful regulations as may be prescribed by the Board of Directors.

Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Association entitled to vote for election of directors. Nominations, other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to the Chairman of the Board of the Association not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors; provided however, that if less than 21 days' notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the Chairman of the Board of the Association not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Association that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Association owned by the notifying shareholder. Nominations not made in accordance herewith may, in his discretion, be disregarded by the chairman of the meeting, and upon his instructions the vote tellers may disregard all votes cast for each such nominee.

FIFTH. The authorized amount of capital stock of this Association shall be 2,677,955 shares of common stock of the par value of Five Dollars ($5.00) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

If the capital stock is increased by the sale of additional shares thereof, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of said capital stock owned by him at the time the increase is authorized by the shareholders unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized, except when they are (1) issued to effect or to raise the necessary capital to effect a merger or consolidation, (2) issued to effect or to raise the necessary capital to effect an acquisition of assets, (3) issued for consideration other than cash, (4) issued to satisfy conversion rights, or other rights or options, or (5) issued pursuant to any employee stock option or stock purchase plan. The Board of Directors shall have the power to prescribe a reasonable period of time within which the preemptive rights to subscribe to the new shares of capital stock must be exercised.

The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

SIXTH. The Board of Directors shall appoint one of its members President of the Association, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents, and to appoint a Secretary and such officers and employees as may be required to transact the business of the Association.

The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage the affairs of the Association; to make all Bylaws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

SEVENTH. The Board of Directors shall have the power to change the location of the main office to any other place within the limits of Jackson, Mississippi, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency; and shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.

EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

NINTH. The Board of Directors of this Association, or any three or more shareholders owning, in the aggregate, not less than 25 percent of the stock of this Association, may call a special meeting of the shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual or special meeting of the shareholders shall be given by First Class Mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.

TENTH. Any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the Association for reasonable expenses actually incurred in connection with any action, suit, or proceeding, civil or criminal, to which he or they shall be made a party or potential party by reason of his being or having been a director, or an honorary or advisory director, officer, or employee of the Association or of any firm, corporation, or organization which he served in any such capacity at the request of the Association; provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding as to which he shall finally be adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his duties to the Association; and provided further, that no person shall be so indemnified or reimbursed in relation to any administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Association. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his heirs, executors, or administrators, may be entitled as a matter of law. The Association may, upon affirmative vote of a majority of its Board of Directors, purchase insurance to indemnify its directors, honorary or advisory directors, officers and employees to the extent that such indemnification is allowed in these Articles of Association. Such insurance may, but need not, be for the benefit of all directors, honorary or advisory directors, officers or employees.

ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

Section 10.  This Bank Merger Agreement may be terminated in the manner and to the extent provided in the Agreement.

Section 11.  This Bank Merger Agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the merging banks owning at least sixty-seven percent (67%) of its capital stock outstanding, at a meeting to be held on the call of the directors; and the Bank Merger shall become effective at the time specified in the approval of Bank Merger to be issued by the Comptroller of the Currency of the United States.

WITNESS, the signatures and seals of said merging banks this 13th day of April, 2006, each hereunto set by its Chief Executive Officer or Chairman of the Board and attested by its President, Executive Vice President, Secretary or Assistant Secretary pursuant to a resolution of its Board of Directors, acting by a majority thereof, and witness the signature hereto of the majority of each of said Boards of Directors.

TRUSTMARK NATIONAL BANK

By:
Richard G. Hickson, Chairman of the Board

Attest:

By:
T. Harris Collier, III, Secretary

(SEAL)

Ratified by the Board of Directors of Trustmark National Bank

J. Kelly Allgood

Reuben V. Anderson

Adolphus B. Baker

Toni D. Cooley

William C. Deviney, Jr.

C. Gerald Garnett

Daniel A. Grafton

Richard G. Hickson

Matthew L. Holleman III

Gerard R. Host

Larry L. Lambiotte

Dr. Frances Lucas

John M. McCullouch

Jay A. Odom

Richard H. Puckett

Charles W. Renfrow

R. Michael Summerford

Harry M. Walker

Leroy G. Walker, Jr.

Kenneth W. Williams

Allen Wood, Jr.

William G. Yates, Jr.

TRUSTMARK CORPORATION

By:
Richard G. Hickson, Chairman and Chief Executive Officer

Attest:

By:
T. Harris Collier, III, Secretary

(SEAL)

REPUBLIC NATIONAL BANK

BY:
C. P. Bryan, Chief Executive Officer

Attest:

By:
R. John McWhorter, Secretary

(SEAL)

Ratified by the Board of Directors of Republic National Bank

C. P. Bryan

Gerald W. Bodzy

Donn C. Fullenweider

James C. Hassell

Wayne C. Owen

STATE OF MISSISSIPPI
COUNTY OF HINDS

Personally appeared before me, the undersigned authority in and for the said county and state, on this 13th day of April, 2006, within my jurisdiction, the within named Richard G. Hickson and T. Harris Collier, III, who acknowledged that they are the Chairman of the Board and Secretary, respectively, of Trustmark National Bank, a national banking association, and that for and on behalf of the said association, and as its act and deed he executed the above and foregoing instrument, after first having been duly authorized by said association so to do.

Notary Public

My Commission expires:

STATE OF TEXAS
COUNTY OF HARRIS

Personally appeared before me, the undersigned authority in and for the said county and state, on this ______ day of ______________, 2006, within my jurisdiction, the within named C. P. Bryan and R. John McWhorter, who acknowledged that they are the Chief Executive Officer and Secretary, respectively, of Republic National Bank, a national banking association, and that for and on behalf of the said association, and as its act and deed he executed the above and foregoing instrument, after first having been duly authorized by said association so to do.

Notary Public

My Commission expires:

EXHIBIT C

to

Agreement and Plan of Reorganization

AFFILIATE AGREEMENT

_______________, 2006

Trustmark Corporation
P. O. Box 291
Jackson, MS 39205

Dear Ladies and Gentlemen:

I am a shareholder of Republic Bancshares of Texas, Inc., a Texas corporation (“Republic”), and may become a shareholder of Trustmark Corporation, a Mississippi corporation (“Trustmark”), when Republic merges with and into Trustmark (the “Merger”) pursuant to an Agreement and Plan of Reorganization dated as of April 13, 2006 (the “Merger Agreement”), between Trustmark and Republic. In consideration of the Merger Agreement and the benefits I will derive therefrom, I hereby enter into this Affiliate Agreement (“Agreement”) with Trustmark as follows:

1.    Affiliate Status; Accounting and Tax Treatment. I understand that I may be considered an “affiliate” of Republic, that Trustmark intends to account for the Merger as a purchase, and that Trustmark intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code (the “Code”).

2.    Covenants and Warranties. I represent, warrant, covenant, and agree that:

(a)    I understand that Trustmark is under no obligation to register the sale, transfer, or other disposition of shares of common stock of Trustmark (the “Trustmark Common Stock”) by me or on my behalf under the Securities Act of 1933 (the “Securities Act”) or to take any other action necessary in order to make compliance with an exemption from such registration available.

(b)    I understand that stop transfer instructions will be given to Trustmark's transfer agent with respect to shares of Trustmark Common Stock issued to me as a result of the Merger and that there may be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of an agreement, dated as of April ___, 2006, between the registered holder hereof and Trustmark, a copy of which agreement is on file at the principal offices of Trustmark.”

(c)    I understand that, unless any transfer by me of the Trustmark Common Stock issued to me as a result of the Merger is made in conformity with the provisions of Rule 145(d) under the Securities Act, Trustmark reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate were received in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged, or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

(d)    It is understood and agreed that the legends set forth in paragraphs 2(b) and (c) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Trustmark: (i) a copy of a “no-action” letter from the staff of the Securities and Exchange Commission (the “SEC”), or an opinion of counsel in form and substance reasonably satisfactory to Trustmark, to the effect that such legend is not required for purposes of the Securities Act; or (ii) evidence or representations satisfactory to Trustmark that the Trustmark Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

3.    Agreement on Voting. I hereby agree that I will vote all shares of capital stock of Republic (the “Republic Stock”) which I own or control, directly or indirectly, (i) in favor of the Merger Agreement and the Merger and any other action requested by Trustmark in furtherance thereof, (ii) against any action or agreement that would result in a breach of any covenant, representation, or warranty or any other obligation or agreement of Republic contained in the Merger Agreement, or any of my other obligations or agreements under this Agreement and (iii) against any Acquisition Proposal (as that term is defined in Section 8.3 of the Merger Agreement) or any other action, agreement, or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage, or materially or adversely affect the consummation of the Merger or this Agreement. Furthermore, I understand and agree that the voting of my shares of Republic Stock in favor of the Merger will waive any right I may have to dissent from the Merger pursuant to the provisions of Article 5.12 of the Texas Business Corporation Act, as amended.

4.    No Transfers. Prior to the special shareholders meeting of Republic to approve the Merger, I agree not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of my shares of Republic Stock. In the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee(s). Any transfer or other disposition in violation of the terms of this Section 4 shall be null and void.

2

5.    Other Persons. I recognize and agree that the foregoing provisions of Sections 2, 3, and 4 also apply to: (i) my spouse; (ii) any relative of me or my spouse who shares my home; (iii) any trust or estate in which I, my spouse, or any such relative collectively own at least a ten percent (10%) beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity; and (iv) any corporation or other organization in which I, my spouse, and any such relative collectively own at least ten percent (10%) of any class of equity securities or of the equity interest.

6.    Filing of Reports by Trustmark Corporation. Trustmark shall, for a period of two years after the consummation of the Merger, use its best efforts to file on a timely basis all reports with the SEC required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Trustmark Common Stock issued to the undersigned pursuant to the Merger.

7.    Miscellaneous.

(a)    Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or in the Merger Agreement or such other addresses as shall be furnished in writing by the parties.

(b)    This Agreement shall be governed by the laws of the State of Texas.

8.    Understanding of Requirements. I have carefully read this Agreement and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Trustmark Common Stock after the Merger, to the extent I felt necessary, with my counsel or counsel for Republic.

3

This Agreement is executed as of this the ____ day of ____________, 2006.

Very truly yours,

Signature

Print Name

Address

Accepted this _____ day of ________________, 2006.

Trustmark Corporation

By:

Its:

4

EXHIBIT D

to

Agreement and Plan of Reorganization

AMENDMENT TO
EMPLOYMENT AGREEMENT

The Employment Agreement effective as of the 7th of February, 2006 (the "Agreement") by and among Republic National Bank, a national banking association (the "Bank"), and Republic Bancshares of Texas, Inc., a Texas corporation (the "Company") (hereinafter jointly referred to as the "Employer"), and C. P. Bryan (the "Executive"), an individual who resides in Houston, Texas, is hereby amended, pursuant to Paragraph 15 of the Agreement, to clarify the original intent of the Agreement, as follows:

Paragraph 8(a) of the Agreement is amended by adding the following sentence at the end of that paragraph:

“The lump-sum payment under this Paragraph 8(a) shall reduce, dollar-for-dollar, any separation payment that otherwise would be owed to the Executive pursuant to Paragraph 5(a) of the Agreement if the Executive was terminated by the Employer (or its successor) without Cause, or if the Executive terminated this Agreement for Good Reason, following a Change in Control.”

Because this amendment clarifies the original intent of the parties to the Agreement, the amendment shall be effective as of February 7, 2006, as if it had been included in the original Agreement. All other provisions of the Agreement shall remain in full force and effect on and after the date of this amendment.

IN WITNESS WHEREOF, the parties have caused this amendment to be duly executed as of ___________________, 2006. The Executive hereby acknowledges receipt of a copy of this amendment duly signed by the Employer.

EXECUTIVE:	EMPLOYER:

Republic National Bank

By:
C. P. Bryan	Name:
Title:

Republic Bancshares of Texas, Inc.

By:
Name:
Title:

EXHIBIT E

to

Agreement and Plan of Reorganization

AMENDMENT TO
EMPLOYMENT AGREEMENT

The Employment Agreement effective as of the 7th of February, 2006 (the "Agreement") by and among Republic National Bank, a national banking association (the "Bank"), and Republic Bancshares of Texas, Inc., a Texas corporation (the "Company") (hereinafter jointly referred to as the "Employer"), and R. John McWhorter (the "Executive"), an individual who resides in Houston, Texas, is hereby amended, pursuant to Paragraph 15 of the Agreement, to clarify the original intent of the Agreement, as follows:

Paragraph 8(a) of the Agreement is amended by adding the following sentence at the end of that paragraph:

“The lump-sum payment under this Paragraph 8(a) shall reduce, dollar-for-dollar, any separation payment that otherwise would be owed to the Executive pursuant to Paragraph 5(a) of the Agreement if the Executive was terminated by the Employer (or its successor) without Cause, or if the Executive terminated this Agreement for Good Reason, following a Change in Control.”

Because this amendment clarifies the original intent of the parties to the Agreement, the amendment shall be effective as of February 7, 2006, as if it had been included in the original Agreement. All other provisions of the Agreement shall remain in full force and effect on and after the date of this amendment.

IN WITNESS WHEREOF, the parties have caused this amendment to be duly executed as of ___________________, 2006. The Executive hereby acknowledges receipt of a copy of this amendment duly signed by the Employer.

EXECUTIVE:	EMPLOYER:

Republic National Bank

By:
R. John McWhorter	Name:
Title:

Republic Bancshares of Texas, Inc.

By:
Name:
Title:

EXHIBIT F

To

Agreement and Plan of Reorganization

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is effective as of _____________, 2006 (the "Effective Date"), by and among Trustmark National Bank, a national banking association (the “Bank”) and Trustmark Corporation, a Mississippi corporation (the “Company”) (hereinafter jointly referred to as the "Employer"), and C. P. Bryan (the "Executive"), an individual who resides in Houston, Texas.

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.    Employment. Employer agrees to employ the Executive as Chairman and Chief Executive Officer of Trustmark Texas. The Executive shall have responsibilities, duties and authority customarily accorded to and expected of an executive holding such position. The Executive agrees to devote full time, attention and efforts to promote and further the business of the Bank. The Executive shall report to the Chief Executive Officer of the Bank, and shall perform his duties under this Agreement in accordance with such reasonable standards established from time to time by such Chief Executive Officer.

2.    Compensation and Benefits. For all services rendered by the Executive to the Employer and its subsidiaries, the Employer shall compensate the Executive as follows:

(a)    Base Salary. Commencing on the Effective Date, the Employer agrees to pay the Executive a base salary of not less than $350,000 per annum, less applicable statutory deductions (the "Base Salary"), payable on a regular basis in accordance with the Employer's standard payroll procedures, but not less frequently than monthly. The amount of Base Salary shall be reviewed by the Chief Executive Officer of the Bank no less often than annually and may be increased from time to time by such amounts as the Human Resources Committee of the Employer at its discretion may decide.

(b)    Bonus Program. Executive shall be eligible for any bonus that may be associated with similarly situated officers, including but not limited to an annual bonus of up to 75% of his annual salary, based upon performance objectives for Trustmark Texas as jointly established by the Executive and the Chief Executive Officer of the Bank and the Executive’s performance evaluated against those performance objectives. It is contemplated that based on the Employer’s annual bonus program, the target bonus will be 50% of the Executive’s base salary. The Executive will have the opportunity by exceeding budget objectives by 10% to receive an annual bonus up to 75% of his annual salary. The Employer’s Executive Compensation Plan includes a threshold whereby the Executive receives 37.5% of the Executive’s annual salary if 90% of the budget objectives are met. These percentages are prorated based upon actual results achieved between 75% and 150% of the target, which is 50% of the Executive’s base salary. There is no bonus under the Employer’s annual bonus program if 90% of the budget objectives are not met by the Executive.

(c)    Expenses. During the term of Executive's employment, Executive shall be reimbursed for any and all reasonable costs and expenses incurred by Executive in performance of his services and duties as specified in this Agreement or incurred by Executive on behalf of, or in furtherance of the business of, the Employer, including, but not limited to, professional dues and fees, and business expenses incurred in connection with travel and entertainment; provided, however, that Executive shall submit to the Employer satisfactory supporting receipts and information with respect to such reasonable costs and expenses.

(d)    Tax Planning. During the term of Executive's employment, Executive shall be reimbursed for reasonable costs and expenses incurred by Executive to obtain tax and estate planning services, up to a maximum reimbursement of $25,000; provided, however, that Executive shall submit to the Employer satisfactory supporting receipts and information with respect to such reasonable costs and expenses.

(e)    Other Benefits. During the term of Executive's employment, he shall be entitled (i) to receive health insurance benefits with the same coverages and deductibles as applicable to other senior executive officers; (ii) to participate in the Employer's other benefit plans such as 401k plans, deferred compensation plan, disability plans, vacation and sick leave, and other benefits; (iii) to continued use of the Employer-owned automobile provided for Executive’s use immediately before the Effective Date, or to an allowance of up to $1,000 per month to lease a comparable automobile for Executive’s use, provided the Executive operates and utilizes the automobile as the Executive’s principal business vehicle; and (iv) to membership, including the Employer’s payment of all fees and dues, at Champions Golf Club or another comparable club, the membership of which will continue until the Executive reaches the age of 65.

3.    Term of the Agreement. The term of this Agreement shall begin on the Effective Date and continue for three (3) years (the "Term") unless terminated sooner as herein provided, and such Term shall be automatically renewed for a period of three (3) years on each anniversary of the Effective Date (except for any anniversary occurring after termination of this Agreement) on the same terms and conditions contained herein in effect as of the time of renewal, unless either party delivers written notice to the other of its intention not to renew this Agreement at least sixty (60) days prior to any such anniversary date.

4.    Termination and Rights upon Certain Terminations. This Agreement and the Executive's employment may be terminated in any one of the following ways:

(a)    Termination as a Result of the Executive's Death. The death of the Executive shall immediately terminate this Agreement, and the Executive's estate shall be entitled to a payment of 50% of Executive's Base Salary, less applicable statutory deductions, for the remainder of the three (3) year Term during which Executive's employment terminates, which payment shall be made in one lump sum on the date of termination of Executive's employment or as soon as administratively feasible thereafter, but in no event after the later of (i) the last day of the calendar year in which Executive's employment terminates, or (ii) the fifteenth (15th) day of the third calendar month following the date of termination of Executive's employment, and any other benefits under insurance programs and other employee plans in accordance with the terms of such arrangements.

(b)    Termination on Account of Disability. If, as a result of incapacity due to physical or mental illness or injury, the Executive shall have been absent from his full-time duties hereunder for six (6) consecutive months and the Employer has in effect disability insurance providing coverage to Executive at least as beneficial to the Executive as is currently provided to the Executive by the Employer, the Employer may terminate the Executive's employment provided Executive is unable to resume his full-time duties with reasonable accommodation, and the Executive shall be entitled to payment of 50% of Executive's Base Salary, less applicable statutory deductions, for the remainder of the three (3) year Term during which Executive's employment terminates, which payment shall be made in one lump sum on the date of termination of Executive's employment or as soon as administratively feasible thereafter, but in no event after the later of (i) the last day of the calendar year in which Executive's employment terminates, or (ii) the fifteenth (15th) day of the third calendar month following the date of termination of Executive's employment, and any other benefits under insurance programs and other employee plans in accordance with the terms of such arrangements.

(c)    Termination by the Employer for Cause. The Employer may terminate this Agreement for "Cause," which shall mean: (i) the Executive's acts of dishonesty; (ii) the Executive's acts of willful misconduct; (iii) the Executive's acts that breach his fiduciary duties to the Employer (or any subsidiary); or (iv) the Executive's acts which breach his obligations pursuant to this Agreement. Prior to termination for Cause, the Employer shall (i) provide the Executive with written notice describing in detail the actions taken by the Executive and the reasons why Employer believes that such actions constitute Cause, (ii) afford the Executive with the opportunity to attend a meeting of the entire Board of Employer at which he may make a presentation challenging the Employer's determination that Cause exists, which meeting shall not occur until ten (10) business days after Executive receives the written notice, and (iii) if, after such meeting, the Employer continues to believe that Cause exists, give Executive thirty (30) days to cure the basis for the Employer's determination that Cause exists. If the basis for the Employer's determination that Cause exists has not been cured within such thirty (30) day period, or if not practicable to be cured within thirty (30) days, the Executive has not made reasonable efforts to cure, then Employer may terminate this Agreement for Cause by giving written notice of termination to the Executive, specifically stating the grounds upon which the termination is based. In the event the Executive's employment is terminated by the Employer for Cause, the Executive shall be entitled to a lump sum cash amount representing all compensation and benefits earned by the Executive and unpaid as of the date of termination, less applicable statutory deductions, to be paid within six (6) days of termination.

(d)    Termination without Cause by Employer or Termination by Executive for Good Reason Following a Change in Control of Company. At any time after the commencement of employment, (i) the Employer may without Cause terminate this Agreement and the Executive's employment, or (ii) Executive may terminate this Agreement and Executive’s employment for Good Reason (as defined in Paragraph 6) following a Change in Control of Company, effective thirty (30) days after written notice is provided by the terminating party to the other party. Upon the Executive's termination pursuant to this subparagraph (d), Executive shall be entitled to receive payment in the amount of his then existing base salary for the duration of the Post-Employment Restricted Period and any other benefits earned by Executive as of the date of termination, less applicable statutory deductions. Such payments shall be made in accordance with Employer’s usual payroll practices for senior executives.

(e)    Resignation of Executive. Except for a termination by Executive for Good Reason following a Change in Control of Company as set forth in subparagraph (d) above, Executive may voluntarily terminate the Term and resign from employment with Employer by written notice to Employer specifying the effective date of such resignation or termination and, in such event the termination shall be treated as a voluntary termination without Good Reason by Executive. Thereafter, Executive shall be entitled to receive payment in the amount of fifty percent (50%) of Executive’s then existing base salary for the duration of the Post Employment Restricted Period and any other benefits earned by Executive as of the date of termination, less applicable statutory deductions. Such payments shall be made in accordance with Employer’s usual payroll practices for senior executives.

(f)    Non-renewal of Term. In the event of either party’s non-renewal of this Agreement at the end of the Term, Executive shall be entitled to a lump sum cash amount representing all compensation and benefits earned by Executive and unpaid as of the date of termination, less applicable statutory deductions, to be paid within fourteen (14) days of termination.

5.    Termination Benefits. If Executive's employment is terminated at any time, in addition to the termination benefits described above in Paragraph 4, Executive shall be entitled to the post-termination benefits described below, provided that Executive (or his personal representative, in the case of the Executive’s death) has executed a release of claims in substantially the form attached to this Agreement and the release has become effective. For purposes of this Paragraph 5 and Paragraph 7, the term "Change in Control" shall mean the Company’s acquisition of Republic Bankshares of Texas, Inc. and its affiliates ("Republic") on the Effective Date.

(a)    The Employer shall provide medical, dental and prescription drug insurance coverage for Executive and his spouse and any dependents, comparable to the coverage to which the Executive was entitled under Republic’s plans immediately prior to the date of the Change in Control, until the death of Executive and his spouse and, in the case of dependents, until the dependents are no longer eligible for dependent coverage. The Employer shall pay all premiums associated with such coverage;

(b)    Executive shall be entitled to a payment of $200 per month, payable on the first day of each month, which is intended to allow Executive to continue participation in all life insurance, accident and disability plans, programs or arrangements in which the Executive was entitled to participate prior to the date of termination, until the Executive's commencement of full time employment with a new employer;

(c)    Executive shall be entitled to payment by the Employer of the annual premiums for Executive's long-term care policy in effect at the time of the Change in Control until the end of the premium payment period for such policy; and

(d)    Executive shall be entitled to a payment of $600 per month, payable on the first day of each month, which is intended to allow Executive to continue membership at Champions Golf Club or another comparable club, until the later of (i) the expiration of the three (3) year Term during which Executive's employment terminates, or (ii) Executive's attainment of the age of 65.

Notwithstanding any provision of this Agreement to the contrary, if at the time of Executive's termination of employment with the Employer, he is a "specified employee" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), no payment or benefit will be provided under this Section 5 until the earliest of (A) the date which is 6 months after the date of Executive's termination of employment, or (B) the date of Executive's death. The first sentence of this paragraph shall apply only to the extent required to avoid Executive's incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement (or of any award of compensation) would cause Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Employer shall reform such provision; provided that the Employer shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with the Executive regarding such amendments or modifications prior to adopting any such change.

6.    Good Reason Defined. For purposes of this Agreement, the Executive shall have "Good Reason" to terminate this Agreement and his employment hereunder if, without the Executive's prior written consent, (i) the Executive is demoted by means of a reduction in authority, responsibilities, duties or title to a position of materially less stature or importance within the Employer than as described in Paragraph 1 hereof; (ii) the Employer breaches this Agreement in any material respect and fails to cure such breach within ten (10) days after the Executive delivers written notice and a written description of such breach to the Employer, which notice shall specifically refer to this paragraph of this Agreement; (iii) the Employer materially reduces the Executive's Base Salary or materially reduces his benefits, or (iv) the Executive is transferred to an office outside of the greater Houston, Texas metropolitan area.

7.    Certain Payments upon Change in Control. As a result of the Change in Control (as defined in Paragraph 5, above), Executive became entitled to receive a lump sum cash amount equal to $1,500,000, which shall be paid by Republic on or before the Effective Date. As a result of the Change in Control, Executive also became entitled to full rights, title and interest in Executive's office artwork, including but not limited to the painting of the 18th green at Champions, as well as Executive's Republic-owned automobile, or an automobile of equivalent value; Republic shall deliver title to the artwork and automobile to Executive on or before the Effective Date, and shall also pay a lump sum payment to Executive equal to any income tax attributable to the artwork and automobile on or before the Effective Date. If any payments to which the Executive is entitled as a result of the Change in Control pursuant to (a) the two preceding sentences of this Paragraph 7, (b) any benefit plans or stock plans maintained by Republic prior to the Change in Control, (c) his employment agreement with Republic as in effect at the time of the Change in Control (the "Prior Agreement"), or (d) Paragraph 5 of this Agreement, would constitute "parachute payments" (as defined in Section 280G(b)(2) of the Code), the Executive shall receive additional payments ("Gross Up Payments"), so that after the payment by the Executive of all taxes (other than the tax under Section 4999 of the Code (the "Excise Tax")), penalties, and interest imposed upon the Gross Up Payments, the Executive shall retain an amount of the Gross Up Payments equal to the Excise Tax on all payments. In the case of the lump sum cash payment described in the first sentence of this Paragraph 7; the value of the artwork, automobile, and lump-sum payment described in the second sentence of Paragraph 7; any parachute payment attributable to stock options (whether or not exercised upon the Change in Control); and any other amount that was subject to the Excise Tax at the time of the Change in Control, Republic shall make the Gross Up Payments to Executive, and the Employer shall not assume responsibility for making the Gross Up Payments. All payments to be made, and actions to be taken, by Republic under this Paragraph 7 shall be referred to as the “Republic Change in Control Payments.” To the extent that payments due after the Change in Control pursuant to Paragraph 5 of this Agreement are deemed to be parachute payments, the Employer shall make the related Gross Up Payments to Executive.

8.    Time-Vested Stock Award. The Employer regards Executive’s services for an extended period after the Change in Control as being crucial to the continued success and future development of the business the Employer has acquired as a result of the Change in Control, and to the development of the Employer’s other business in the same region. In order to retain Executive’s services for an extended period following the Change in Control and to provide Executive with an opportunity to share directly in the success of the Employer’s business, the Employer will grant 16,130 shares of the Employer’s time-vested stock to the Executive as of the Effective Date, to vest over a period of three years following the Effective Date. A form of Time-Vested Stock Agreement setting forth the terms of the time-vested stock grant is attached to this Agreement.

9.    Non-Competition Covenant. The Executive hereby agrees that, during the Term and for a period of two (2) years following the termination of the Executive’s employment with the Employer (the “Post-Employment Restricted Period”), the Executive shall not engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, lend the Executive’s name to, lend the Executive’s credit to or render services or advice to any business that competes with the Employer’s Business in the Houston-Sugar Land-Baytown metropolitan area (as defined by the United States Office of Management and Budget from time to time), or any successor “metropolitan statistical area” thereto; provided, however, that the Executive may purchase or otherwise acquire up to three percent of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Nothing in this Agreement shall be construed to prevent Executive from seeking or holding employment or a consulting relationship after Executive’s term of employment, with any person, firm, corporation, or other entity, which is not in competition with the business of the Employer as defined in this Paragraph 9 of the Agreement. For purposes of this Agreement, the “Employer’s Business” means banking, trust, lending, other financial services, and other services related to or provided in connection with the operation of the Employer or any of its affiliates.

10.   Non-Solicitation and Non-Inference Covenant. The Executive hereby agrees that, during the Term and for the Post-Employment Restricted Period, the Executive shall not directly or indirectly solicit, contact, call upon, or communicate with, or attempt to do so, any person or entity, or any representative of any person or entity, in order to obtain any business in competition with the Employer’s Business from any of the Employer’s or any of its affiliates’ depositors, borrowers, customers or suppliers with whom the Executive had Material Contact in the Houston-Sugar Land-Baytown metropolitan area (as defined by the United States Office of Management and Budget from time to time), or any successor “metropolitan statistical area” thereto. In addition, the Executive shall take no action that would interfere with the Employer’s or any affiliate’s relationship with any of its depositors, borrowers, customers or suppliers, regardless of whether the Executive had Material Contact with such depositors, borrowers, customers, or suppliers, by attempting to convince them to cease doing business with the Employer or any affiliate, or to reduce the quantity of such business, or to change its preferences to another financial services provider, lender, supplier, or vendor. For purposes of this Agreement, “Material Contact” means personal contact, or the supervision of the efforts of those who have direct personal contact with a depositor, borrower, customer or supplier, during the last two years of the Executive’s employment with the Employer and its affiliates (or with any predecessor that is acquired by the Employer or any affiliate).

11.   Non-Recruitment Covenant. The Executive agrees that, during the Term and for the Post-Employment Restricted Period, the Executive shall not, directly or indirectly, solicit or attempt to solicit any employee of the Employer or any of its affiliates for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Employer or any of its affiliates. The Executive agrees that, during the Term and for the Post-Employment Restricted Period, the Executive shall not, directly or indirectly, hire or retain the services of any person who is, or was last, employed by the Employer or any of its affiliates.

12.   Non-Disparagement Covenant. The Executive hereby agrees that the Executive will not directly or indirectly disparage or subvert the business activities of the Employer or any of its affiliates, or make any statement reflecting negatively on the Employer or any of its affiliates, or any of their respective officers, directors, employees, affiliates, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Employer or any of its affiliates, the Executive’s employment, and the termination of the Executive’s employment, irrespective of the truthfulness or falsity of such statement.

13.   Non-Disclosure Covenant

(a)    Confidential Information Defined. The Executive acknowledges that Employer's business is highly competitive, that as of the Effective Date, Employer has given Executive Confidential Information of Employer that is a valuable, special and unique asset used by Employer in its business, and that such information is constantly evolving and changing. Executive agrees that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer. "Confidential Information" of Employer (or any subsidiary) means and includes confidential or proprietary information or trade secrets that have been or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding customers, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing and pricing techniques; information concerning past, current and prospective customers, investors and business affiliates (such as contact name, service provided, pricing, type and amount of services used, financial data and/or other such information); pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information.

(b)    Non-Disclosure Obligations. The Executive agrees that he will not, at any time during or after his employment with Employer, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Employer, its subsidiary, or of any third parties that the Executive received in connection with his employment with Employer. The Executive also agrees that he shall deliver promptly to Employer at the termination of employment or at any other time at Employer's request, without retaining any copies, all documents and other material in the Executive's possession relating, directly or indirectly, to any Confidential Information or other information of Employer, or Confidential Information or other information regarding third parties, learned as an employee at Employer.

14.   Return of Employer Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, contracts and other property delivered to or compiled by the Executive by or on behalf of the Employer or their representatives, vendors or customers which pertain to the business of the Employer (including any subsidiary) shall be and remain the property of the Employer and subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Employer which is collected by Executive during the course of his employment with the Employer shall be delivered promptly to the Employer without request by it upon termination of Executive's employment.

15.   Inventions. Executive shall disclose promptly to the Employer any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of the Employer and which the Executive conceives as a result of his employment hereunder. The Executive hereby assigns and agrees to assign all his interests therein to the Employer or its nominee. Whenever requested to do so by the Employer, the Executive shall execute any and all applications, assignments or other instruments that the Employer shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Employer's interest therein.

16.   Trade Secrets. The Executive agrees not to, during or after the term of this Agreement, directly or indirectly, disclose (or use for the benefit of any person other than the Employer) the specific terms of the Employer's (including any subsidiary) relationships or agreements with their respective significant vendors or customers or any other trade secret or other confidential business information of the Employer (including any subsidiary), whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except and only to the extent (i) such information is or becomes known to the public generally through no fault of the Executive or (ii) required by law or legal process following notice to the Employer.

17.   Enforcement and Remedies.

(a)    Application. For purposes of the obligations contained in Paragraphs 9 through 16, the term “Employer” shall include Republic and its affiliates, and any reference to the business, customers, employees, confidential information, property, or similar matters of the Employer shall include the business, customers, employees, confidential information, property, or similar matters of Republic and its affiliates as such matters existed prior to the Effective Date.

(b)    Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Executive and the Employer consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving the Employer’s goodwill and proprietary rights, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that although the Employer and the Executive consider the restrictions contained in Paragraph 9 to be reasonable, if a final determination is made by a court of competent jurisdiction that the duration or territory or any other restriction contained in this Agreement is unenforceable against the Executive, the provisions of this Agreement shall be deemed amended to apply as to such maximum duration and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(c)    Remedies; Survival. The parties acknowledge that the Employer’s damages at law would be an inadequate remedy for the breach by the Executive of any provision of Paragraph 9, and agree in the event of such breach that the Employer may obtain temporary and permanent injunctive relief restraining the Executive from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Employer from pursuing any other remedies available at law or equity for such breach or threatened breach of Paragraph 9, or for any breach or threatened breach of any other provision of this Agreement. The obligations contained in Paragraphs 9 through 13, 15, and 16 shall survive the termination or expiration of the Executive’s employment with the Employer and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

(d)    Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted in the state in which the Employer's main office is located, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA") then in effect, provided that the Executive and the Employer shall comply with the Employer's grievance procedures in an effort to resolve such dispute or controversy before resorting to arbitration, and provided further that the parties may agree to use an arbitrator other than those provided by the AAA. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be apportioned by the arbitration award.

18.   Successor; Binding Agreement. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Employer to agree to assume and to assume all of the obligations of the Employer under this Agreement upon or prior to such succession taking place. A copy of such assumption and agreement shall be delivered to Executive promptly after its execution by the successor. However, this Agreement is personal to the Executive and the Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees or beneficiaries.

19.   Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and by such director of the Employer as may be specifically designated by the Board. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

20.   Notice. All notices, requests, demands and other communications required or permitted to be given by either party shall be in writing, deemed to have been given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as follows:

If to the Employer to:

Trustmark Corporation
248 East Capitol Street
Post Office Box 291
Jackson, MS 39205
Attention: Chief Executive Officer

If to Executive to:

C. P. Bryan
2938 Del Monte Drive
Houston, TX 77019

Either party hereto may change its address for purposes of this Paragraph 20 by giving fifteen (15) days prior notice to the other party hereto.

21.   Governing Law. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of that State.

22.   Complete Agreement.

(a)    No Other Agreement. This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof, and supersedes any other employment agreements or understandings, written or oral, between the Employer, its predecessors and the Executive. The Executive has no oral representations, understandings or agreements with the Employer or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Employer and the Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

(b)    Effect on Prior Agreement. This Agreement replaces and supersedes the Executive’s Prior Agreement with Republic as of the Effective Date. Republic shall be responsible for making the Change in Control payments described in Paragraph 7 of this Agreement upon the consummation of the Change in Control. By signing this Agreement, Executive acknowledges that any rights Executive had under the Prior Agreement (including, but not limited to, the right to require a successor to assume the Prior Agreement), and any corresponding obligation under the Prior Agreement of Republic, the Employer (as successor to Republic), or the affiliates of either of them, are superseded by this Agreement, except as provided in the preceding sentence with respect to Republic’s obligation to make the Change in Control payments described in Paragraph 7 of this Agreement. Republic, its affiliates, and the officers, directors, and shareholders of Republic and its affiliates shall be third-party beneficiaries of this Paragraph 22.

23.    Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above. The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Employer.

EMPLOYER:

Trustmark Corporation

By:
Name:
Title:

Trustmark National Bank

By:
Name:
Title:

EXECUTIVE:

C. P. Bryan

FORM OF RELEASE

In consideration of the payments and mutual promises and covenants set forth in his employment agreement with Trustmark Corporation, the Executive, on behalf of himself, his heirs, successors, current and former agents, representatives, attorneys, assigns, executors, beneficiaries, and administrator, hereby releases and forever discharges Trustmark Corporation and each and all of its current and former parents, divisions, subsidiaries and affiliates and each and all of their predecessors, successors, assigns, officers, directors, attorneys, shareholders, employees, representatives and agents (collectively the "Trustmark Group"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees) of any nature whatsoever, whether in law or in equity, that the Executive now has or ever may have had against the Trustmark Group, including, but not limited to, any and all matters related in any way to Executive’s employment with or separation from Trustmark, as well as all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, any other federal, state or local anti-discrimination, wage or benefits laws, and any other contractual or tort claims relating to Executive’s employment with or separation from employment with Trustmark. Executive further agrees that, if any agency or court assumes jurisdiction over any complaint or charge covered by the release above, Executive shall request immediate dismissal of the matter.

Executive represents that he has not filed, nor has he assigned to any third person, any claims, charges or actions against Trustmark Corporation or the Trustmark Group. Further, Executive agrees not to assist any third party with any claim brought against Trustmark Corporation or the Trustmark Group, unless Executive’s assistance is required by law.

By signing this Release, the Executive acknowledges and agrees that:

(a)    he has been afforded a reasonable and sufficient period of time for deliberation thereon and for negotiation of the terms thereof;

(b)    he has carefully read and understands the terms of this Release;

(c)    he has signed this Release freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

(d)    the only consideration for signing this Release are the terms stated herein and no other promise, agreement or representation of any kind has been made to him by any person or entity whatsoever to cause him to sign this Release;

(e)    that Trustmark Corporation did offer him a minimum period of at least twenty-one (21) days after his receipt of this Release to review it; and

(f)    that Trustmark Corporation advised him that he had the opportunity to consult an attorney before signing this Release.

This Release may be revoked, in a writing sent to the Chairman of the Executive Committee of Trustmark Corporation, by the Executive at any time during the period of seven (7) calendar days following the date of execution by the Executive. If such seven (7) day revocation period expires without the Executive’s exercising his revocation right, the obligations of this Release will become fully effective on the eighth day after Executive’s execution of the Release (the “Effective Date”).

EMPLOYER:

Trustmark Corporation

By:
Name:
Title:

EXECUTIVE:

C. P. Bryan

FORM OF TIME-VESTED STOCK AWARD

TRUSTMARK CORPORATION
TIME-VESTED STOCK AGREEMENT

Granted _______, 2006

This Time-Vested Stock Agreement is entered into on ________, 2006, in part, pursuant to the 2005 Stock and Incentive Compensation Plan (the “Plan”) of Trustmark Corporation (the “Company”) and evidences, in part, the grant of Restricted Stock (as defined in the Plan), and the terms, conditions and restrictions pertaining thereto, to ___________ (the “Associate”).

WHEREAS, the Company maintains the Plan under which the Committee (as defined in the Plan) may, among other things, award shares of the Company’s common stock (“Stock”) to such key associates of the Company and its Subsidiaries (as defined in the Plan) as the Committee may determine, subject to such terms, conditions and restrictions as it may deem appropriate;

WHEREAS, pursuant to the Plan, the Committee has granted to the Associate a restricted stock award conditioned upon the execution by the Company and the Associate of a Time-Vested Stock Agreement setting forth all the terms and conditions applicable to such award; and

WHEREAS, outside of the Plan and in addition to the restricted stock award made pursuant to the Plan, the Company has also agreed to make certain Covenant Payments to the Associate subject to the terms and conditions provided herein;

NOW THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its Subsidiaries by the Associate and of the covenants contained herein, the parties hereby agree as follows:

1.    Award of Shares. Under the terms of the Plan, the Committee grants the Associate a restricted stock award (the “Award”) effective on ________, 2006 (“Award Date”), covering ____________ shares of the Company’s Stock (the “Award Shares”) subject to the terms, conditions, and restrictions set forth in this Agreement.

2.    Period of Restriction.

(a)
Subject to earlier vesting or forfeiture as hereinafter provided, the period of restriction (the “Period of Restriction”) applicable to the Award Shares is the period from the Award Date to the third anniversary of the Award Date.

(b)
Except as contemplated in Section 6, the Award Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, during the Period of Restriction. Except as otherwise provided pursuant to Section 6, the applicable portion of the Award Shares shall become freely transferable by the Associate after the last day of the Period of Restriction.

3.    Stock Certificates. The stock certificate(s) for the Award Shares shall be registered on the Company’s stock transfer books in the name of the Associate. Physical possession of the stock certificate(s) shall be retained by the Company until such time as the restrictions hereunder lapse. The Associate shall provide a duly executed stock power in blank to the Company. The certificate(s) evidencing the Award shall bear the following legend:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Trustmark Corporation 2005 Stock and Incentive Compensation Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in an Agreement dated «date 1», 2006. A copy of the Plan, such rules and procedures, and such Time-Vested Stock Agreement may be obtained from the Secretary of Trustmark Corporation.

4.    Voting Rights. During the Period of Restriction, the Associate may exercise full voting rights with respect to the Award Shares.

5.    Dividends and Other Distributions. During the Period of Restriction, all dividends and other distributions paid with respect to the Award Shares (whether in cash, property or shares of the Company’s Stock) shall be registered in the name of the Associate and deposited with the Company as provided in Paragraph 3. Such dividends and other distributions shall be subject to the same restrictions on transferability and vesting as the Award Shares with respect to which they were paid and shall, to the extent vested, be paid when and to the extent the underlying Award Shares are vested and freed of restrictions.

6.    Termination of Employment and Forfeiture of Award Shares; and Covenant Payments.

(a)
If the Associate’s employment with the Company or its Subsidiaries ceases due to (1) the Associate’s death or disability (as defined for purposes of Section 22(e)(3) of the Internal Revenue Code), (2) termination of the Associate’s employment by the Company without Cause (as defined herein) or (3) voluntary termination by the Associate after a Change in Control, any remaining Period of Restriction applicable to the Award Shares shall automatically terminate, and the Award Shares shall be free of restrictions and freely transferable (referred to herein as “vesting”), with respect to that portion of the Award Shares determined to be vested under the Incremental Vesting Schedule (as defined below). If the Associate’s employment ceases as described in this Section 6(a), the Associate is not required to comply with the Covenant Obligations herein.

(b)
If the Associate’s employment with the Company or its Subsidiaries ceases for any reason other than as provided in Section 6(a) (including, without limitation, termination by the Company for Cause or voluntary termination by the Associate prior to a Change in Control) during the Period of Restriction, any Award Shares shall be automatically forfeited to the Company; provided, however, upon a voluntary termination by the Associate during the Period of Restriction and prior to a Change in Control, the Associate shall be entitled to receive the Covenant Payments . Such Covenant Payments shall be made in accordance with Company's usual payroll practices; provided, however, if the Covenants Payments are considered to be nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code and if the Associate is a specified employee of a publicly traded corporation as required by Section 409A(a)(2)(B)(i) of the Internal Revenue Code because of his or her employment relationship with the Company, any payment in connection with a separation from service payment event (as determined for purposes of Section 409A of the Internal Revenue Code) shall not be made until six months after the Associate’s separation from service (the “409A Deferral Period”), and provided further that in the event Covenant Payments are deferred during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. If the Associate’s employment ceases as described in this Section 6(b), the Associate is required to comply with the Covenant Obligations herein; provided, however, that if the Associate’s employment ceases after the occurrence of a Change in Control (as defined in the Plan) for any such reason other than a termination by the Company for Cause, the Associate is not required to comply with the Covenant Obligations herein. Notwithstanding anything to the contrary herein, if the Associate fails to comply with the Covenant Obligations, any and all remaining Covenant Payments shall automatically be forfeited to the Company; no Covenant Payment shall be made to the Associate pursuant hereto if the Release attached hereto is not provided to the Company, without revocation thereof, no later than forty-five (45) days after the Associate’s Termination Date; and no Covenant Payment hereunder shall be provided to the Associate prior to the Company’s receipt of the Release and the expiration of the period of revocation provided in the Release.

(c)
If the Associate fails to comply with his or her Confidentiality Obligation during the Period of Restriction, any Award Shares still subject to restrictions and all remaining Covenant Payments at the date of such failure shall be automatically forfeited to the Company.

(d)	For purposes of this Agreement, transfer of employment among the Company and its Subsidiaries shall not be considered a termination or interruption of employment.

(e)	The following terms have the following meanings for purposes hereof:

(i)
“Cause” means that the Associate has (A) committed an act of personal dishonesty, embezzlement or fraud, (B) has misused alcohol or drugs, (C) failed to pay any obligation owed to the Company or any affiliate of the Company, (D) breached a fiduciary duty or deliberately disregarded any rule of the Company or any affiliate of the Company, (E) has committed an act of willful misconduct, or the intentional failure to perform stated duties, (F) has willfully violated any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order, (G) has disclosed without authorization any confidential information of the Company or any affiliate of the Company, (H) or has engaged in any conduct constituting unfair competition, or (I) has induced any customer of the Company or any affiliate of the Company to breach a contract with the Company or any affiliate of the Company.

(ii)	“Incremental Vesting Schedule” means the following portion of the Award Shares based on the period from the Award Date to the Associate’s Termination Date shall be vested:

If Termination Date Occurs On or After	And Termination Date Occurs Before	Then Vested Portion Is

Award Date	1 year, 3 months after Award Date	4/12s

1 year, 3 months after Award Date	1 year, 6 months after Award Date	5/12s

1 year, 6 months after Award Date	1 year, 9 months after Award Date	6/12s

1 year, 9 months after Award Date	2 years after Award Date	7/12s

2 years after Award Date	2 years, 3 months after Award Date	8/12s

2 years, 3 months after Award Date	2 years, 6 months after Award Date	9/12s

2 years, 6 months after Award Date	2 years, 9 months after Award Date	10/12s

2 years, 9 months after Award Date	3 years after Award Date	11/12s

For purposes of the Incremental Vesting Schedule, a date in a month other than the month of the Award Date means the numerically corresponding date in the other month, provided that if there is no such numerically corresponding date in the other month, then the applicable date in the other month shall be the last day of such other month.

(iii)
“Confidentiality Obligation” means the Associate agrees to keep the proprietary terms of this Agreement confidential and to refrain from disclosing any information concerning this Agreement to any one other than Associate’s spouse and personal advisors. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit the Associate from performing any duty or obligation that shall arise as a matter of law. Specifically, the Associate shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe the Associate’s right and ability to provide information to any federal, state or local agency in response or adherence to the lawful exercise of such agency’s authority.

(iv)	“Covenant Obligations” means each and all of the following:

(A)    Non-Solicitation and Non-Interference. The Associate shall not directly or indirectly solicit, contact, call upon, or communicate with, or attempt to do so, any person or entity, or any representative of any person or entity, in order to obtain any business in competition with the Company Business from any of the Company’s or any of its affiliates’ depositors, borrowers, customers or suppliers with whom the Associate had Material Contact in the Houston-Sugar Land-Baytown metropolitan area (as defined by the United States Office of Management and Budget from time to time or any successor “metropolitan statistical area” thereto). These are referred to as "Metropolitan Statistical Areas" (MSAs)) during the last two years of the Associate’s employment with the Company and its affiliates (or any predecessor which is acquire by the Company or any affiliate) . In addition, the Associate shall take no action that would interfere with the Company’s or any affiliate’s relationship with any of its depositors, borrowers, customers or suppliers, regardless of whether the Associate had Material Contact with such depositors, borrowers, customers or suppliers, by attempting to convince them to cease doing business with the Company or any affiliate, or to reduce the quantity of such business, or to change its preferences to another financial services provider, lender, supplier or vendor. For purposes hereof, “Company Business” means the provision of banking, trust, lending, other financial services and other services related to or provided in connection with the operation of the Company or any of its affiliates; and “Material Contact” means personal contact or the supervision of the efforts of those who have direct personal contact with a depositor, borrower, customer or supplier.

(B)    Non-Recruitment. The Associate shall not directly or indirectly solicit or attempt to solicit any employee of the Company or any of its affiliates for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Company or any of its affiliates.

(C)    Non-Hiring. The Associate shall not directly or indirectly hire or retain the services of any person who is, or was last, employed by the Company or any of its affiliates.

(D)    Non-Disparagement. The Associate shall not disparage or subvert the business activities of the Company or any of its affiliates, or make any statement reflecting negatively on the Company or any of its affiliates, or any of their respective officers, directors, employees, affiliates, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or any of its affiliates, the Associate’s employment and the termination of the Associate’s employment, irrespective of the truthfulness or falsity of such statement.

The Associate agrees and acknowledges that the grant of the Award Shares, potential to vest therein and the opportunity to receive the Covenant Payments, together with the payment of $100 in addition thereto (the receipt of which is hereby acknowledged), are adequate consideration for his or her Covenant Obligations. The forfeiture of the Award Shares and any remaining Covenant Payments pursuant hereto shall not preclude the Company from pursuing enforcement of the Associate’s Covenant Obligations or from pursuing any other rights and remedies at law or in equity which it may have.

(iv)
“Covenant Period” means the period from the date the Associate’s employment with the Company or its Subsidiaries is terminated voluntarily by the Associate during the Period of Restriction through (A) the [second [for CEO] / first [for others]] anniversary of such date or (B) the third anniversary of the Award Date.

(v)
“Covenant Payments” means fifty percent (50%) of the Associate's base salary at his or her Termination Date payable for the duration of the Covenant Period or, if shorter, until the date of the Associate’s death .

(vi)
“Termination Date” means the first date on or after the Award Date on which the Associate’s employment with the Company or its Subsidiaries ceases for any reason. Compliance with the Associate’s Confidentiality Obligation or Covenant Obligations shall not be considered part of the Associate’s period of employment for purposes of determining the Associate’s Termination Date.

7.    Withholding Taxes. The Company, or any of its Subsidiaries, shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares and any Covenant Payments. The Committee may require the Associate or any successor in interest to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes required to be withheld by the Company, or any of its Subsidiaries, and to withhold any distribution in whole or in part until the Company, or any of its Subsidiaries, is so paid or reimbursed. In lieu thereof, the Company, or any of its Subsidiaries, shall have the right to withhold from any other cash amounts due to or to become due from the Company, or any of its Subsidiaries, to or with respect to the Associate an amount equal to such taxes required to be withheld by the Company, or any of its Subsidiaries, to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes or to retain and withhold a number of shares of the Company’s Stock having a market value not less than the amount of such taxes and cancel any such shares so withheld in order to pay or reimburse the Company, or any of its Subsidiaries, for any such taxes. The Associate or any successor in interest is authorized to deliver shares of the Company’s Stock in satisfaction of minimum statutorily required tax withholding obligations (whether or not such shares have been held for more than six months and including shares acquired pursuant to this Award if the restrictions thereon have lapsed).

8.    Administration of Plan. The Plan is administered by a Committee appointed by the Company’s Board of Directors. The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding awards pursuant to the Plan, and to require of any person receiving an award, at the time of such receipt or lapse of restrictions, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any State, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder, or by reason of the tax laws of any State.

9.    Plan and Prospectus. This Award, but not the obligation to make Covenant Payments, is granted pursuant to the Plan and is subject to the terms thereof (including all applicable vesting, forfeiture, settlement and other provisions). A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Associate; and the Associate acknowledges receipt thereof.

10.   Notices. Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

Trustmark Corporation	Mailing Address
248 E. Capitol Street	P.O. Box 291
Jackson, MS 39201	Jackson, MS 39205

Attention: Secretary

Any notice to the Associate required under or relating to this Agreement shall be in writing and addressed to the Associate at his or her address as it appears on the records of the Company.

11.   Construction. The portion of this Agreement pertaining to the Award shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan. The portion of this Agreement pertaining to the Covenant Payments shall be governed by and construed in accordance with the substantive laws of the State of Mississippi, without giving effect to the principles of conflict of laws of such State. The obligations and covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any provision, term, phrase, or word shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the extent reasonable, whether said revisions be in time, territory, or scope of prohibited activities.

12.   Term of Agreement. Except for any Confidentiality Obligations and Covenant Obligations which continue pursuant to Section 6 after the Associate’s Termination Date and the Company’s obligation to make the Covenant Payments pursuant hereto, the term of this Agreement shall end on the date the Period of Restriction ends.

To evidence their agreement to the terms, conditions and restrictions hereof, the Company and the Associate have signed this Agreement as of the date first above written.

COMPANY:

TRUSTMARK CORPORATION

By:
Its:

ASSOCIATE:

By:
<<name>>

EXHIBIT G

to

Agreement and Plan for Reorganization

Trustmark Corporation
Peer Group

Per share Average Closing Price
Selection Criteria: Company designated peer group.

Name	City	St.	Ticker	4/12/06 Average Close	Final Average Close
Alabama National BanCorp.	Birmingham	AL	ALAB	$65.63
BancorpSouth Inc.	Tupelo	MS	BXS	$23.92
Chittenden Corp.	Burlington	VT	CHZ	$27.91
Citizens Banking Corp.	Flint	MI	CBCF	$25.65
Cullen/Frost Bankers Inc.	San Antonio	TX	CFR	$52.31
First Midwest Bancorp Inc.	Itasca	IL	FMBI	$35.69
FirstMerit Corp.	Akron	OH	FMER	$23.57
Fulton Financial Corp.	Lancaster	PA	FULT	$16.55
Greater Bay Bancorp	Palo Alto	CA	GBBK	$26.50
Hancock Holding Co.	Gulfport	MS	HBHC	$44.73
MB Financial Inc.	Chicago	IL	MBFI	$34.91
Old National Bancorp	Evansville	IN	ONB	$20.55
Pacific Capital Bancorp	Santa Barbara	CA	PCBC	$32.60
Park National Corp.	Newark	OH	PRK	$102.92
Sky Financial Group Inc.	Bowling Green	OH	SKYF	$25.39
South Financial Group Inc.	Greenville	SC	TSFG	$25.14
Susquehanna Bancshares Inc.	Lititz	PA	SUSQ	$24.08
UMB Financial Corp.	Kansas City	MO	UMBF	$68.11
United Bankshares Inc.	Charleston	WV	UBSI	$36.34
United Community Banks Inc.	Blairsville	GA	UCBI	$27.41
Valley National Bancorp	Wayne	NJ	VLY	$25.33
Webster Financial Corp.	Waterbury	CT	WBS	$47.42
Whitney Holding Corp.	New Orleans	LA	WTNY	$34.06

			Average	$36.81